UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a−101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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American Public Education, Inc.
(Name of Registrant as Specified In Its Charter)
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March 28, 2019

Dear Fellow Stockholders:

We cordially invite you to join us for the 2019 Annual Meeting of Stockholders of American Public Education, Inc. to be held on Friday, May 10, 2019 at 7:30 a.m. EDT at the Gaylord National Resort and Convention Center, 201 Waterfront Street, National Harbor, Maryland 20745.

We are committed to remaining successful during a period of growing competition and challenges in for-profit education. In 2018, our net income increased 21.3% to $25.6 million, our first year-over-year increase in net income since 2012. In addition, as we continued to focus on stabilizing enrollment, we experienced the smallest percentage decrease in net course registrations since 2014 thanks to recent upgrades to our enrollment management processes, improved marketing efficiency, better student retention, and additional programs in STEM.

At the 2019 Annual Meeting, we will ask you to (1) elect the seven director nominees named in the attached proxy statement to our Board of Directors, (2) approve, on a non-binding advisory basis, executive compensation, and (3) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2019. We will also discuss any other business matters properly brought before the meeting.

You will find detailed information beginning on page 14 about the qualifications of our director nominees and why we believe they are the right people to represent your interests. Today, half of our independent directors are women, and our Board also has minority representation. We continue to evaluate Board composition, including the qualifications, skills, and diversity represented on our Board, and in 2018, further sharpened our focus on board composition by mandating consideration of the representation of certain characteristics, including diversity, on the Board.

As discussed in the Compensation Discussion and Analysis section, which begins on page 23, in 2018, we continued our commitment to compensation practices that align executive compensation to stockholder interests and to build on an executive compensation program that received a 97% approval from stockholders at last year’s annual meeting, including by increasing the percentage of equity awards that are tied to performance as opposed to being time-vested.

Finally, as discussed beginning on page 56, in 2018, following a rigorous competitive review process, we engaged Deloitte & Touche LLP as our new independent registered public accounting firm. Our Audit Committee has again selected Deloitte as our independent registered public accounting firm for the year ending December 31, 2019 and believes that the retention of Deloitte for the 2019 fiscal year is in the best interest of the Company and its stockholders.

On behalf of the American Public Education team, I would like to thank you for your continued support as we work to help our students advance in their current occupation, or prepare for their next career, and develop the competencies that enable them to make meaningful contributions to their profession and society. We look forward to your participation at the 2019 Annual Meeting.

Sincerely,

Dr. Wallace E. Boston, Jr.
President and Chief Executive Officer

AMERICAN PUBLIC EDUCATION, INC.
111 W. Congress Street
Charles Town, West Virginia 25414

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2019 Annual Meeting of Stockholders of American Public Education, Inc. (the “Company”) will be held on Friday, May 10, 2019 at 7:30 a.m. local time, at the Gaylord National Resort and Convention Center, 201 Waterfront Street, National Harbor, Maryland 20745, for the following purposes:

1.	to elect to the Board of Directors the seven nominees set forth in the accompanying proxy statement;
2.	to hold an advisory vote on the compensation of our named executive officers as disclosed in our Proxy Statement for the 2019 Annual Meeting;
3.	to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2019; and
4.	to consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Each outstanding share of American Public Education, Inc. common stock (Nasdaq: APEI) entitles the holder of record at the close of business on March 14, 2019, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to post these materials on the Internet, which enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR SHARES BY INTERNET, TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE PROXY CARD YOU WILL RECEIVE IF YOU REQUEST PRINTED MATERIALS. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, YOU MAY STILL VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY VOTED OR RETURNED YOUR PROXY BY ANY OF THE METHODS DESCRIBED IN OUR PROXY STATEMENT. IF YOUR SHARES ARE HELD IN A BANK OR BROKERAGE ACCOUNT, PLEASE REFER TO THE MATERIALS PROVIDED BY YOUR BANK OR BROKER FOR VOTING INSTRUCTIONS.

All stockholders are extended a cordial invitation to attend the meeting.

By Order of the Board of Directors,

Thomas A. Beckett
Senior Vice President, General Counsel and Secretary
March 28, 2019

i

ii

AMERICAN PUBLIC EDUCATION INC.
111 W. Congress Street
Charles Town, West Virginia 25414

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 10, 2019

This Proxy Statement (the “Proxy Statement”) and the accompanying proxy are furnished to the stockholders of American Public Education, Inc. (hereinafter, “we,” “us,” “APEI” and the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”), to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting, which will be held at 7:30 a.m. local time on May 10, 2019, at the Gaylord National Resort and Convention Center, 201 Waterfront Street, National Harbor, Maryland 20745, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board has made this Proxy Statement and the accompanying Notice of Annual Meeting available on the Internet at https://www.apei.com/resources/proxy-materials/. The Company mailed a Notice of Internet Availability of Proxy Materials to each of the Company’s stockholders entitled to vote at the Annual Meeting on or about March 28, 2019.

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

The purpose of the Annual Meeting is for our stockholders to consider and act upon the proposals described in this Proxy Statement and any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Proposals to be Voted Upon at the Annual Meeting

At the Annual Meeting, our stockholders will be asked to consider and vote upon the following three proposals:

•	Proposal No. 1: To elect to the Board the seven nominees set forth in this Proxy Statement, each of whom will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.
•	Proposal No. 2: To approve, on an advisory basis, the compensation of our named executive officers as disclosed in these proxy materials.
•	Proposal No. 3: To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered. Management is presently aware of no other business to come before the Annual Meeting.

Recommendation of the Board

The Board recommends that you vote FOR each of the nominees to the Board (Proposal No. 1); FOR the approval of the compensation of our named executive officers (Proposal No. 2); and FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal No. 3).

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 10, 2019

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about March 28, 2019 to all of our stockholders as of the close of business on March 14, 2019 (the “Record Date”). The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Our Annual Report to Stockholders and this Proxy Statement are available at https://www.apei.com/resources/proxy-materials/.

Voting at the Annual Meeting

Stockholders will be entitled to vote at the Annual Meeting on the basis of each share held of record at the close of business on the Record Date.

If on the Record Date you hold shares of our common stock that are represented by stock certificates or registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (“AST”), you are considered the stockholder of record with respect to those shares, and AST is sending these proxy materials directly to you on our behalf. As a stockholder of record, you may vote in person at the meeting or by proxy via Internet, mail or telephone. Whether or not you plan to attend the Annual Meeting in person, you may vote over the Internet by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by submitting your vote by telephone or by signing and submitting your proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by way of the Internet, by telephone, or by filling out and returning the proxy card you will receive upon request of printed materials. If you submit a proxy but do not give voting instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of the Board stated in this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (1) delivering a written notice of revocation addressed to American Public Education, Inc., Attn: Corporate Secretary, 111 W. Congress Street, Charles Town, West Virginia 25414, (2) submitting a duly executed proxy bearing a later date, (3) voting again by Internet or by telephone, or (4) attending the Annual Meeting and voting in person. Your last vote or proxy will be the vote or proxy that is counted. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote or specifically so request.

If on the Record Date you hold shares of our common stock in an account with a brokerage firm, bank, or other nominee, then you are a beneficial owner of the shares and hold such shares in street name, and these proxy materials will be forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring to the Annual Meeting identification and a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted.

If you are a beneficial owner and do not vote, and your broker, bank or other nominee does not have discretionary power to vote your shares, your unvoted shares may constitute “broker non-votes.” Unvoted shares that constitute broker non-votes will be counted for the purpose of establishing a quorum at the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. If you receive more than one Notice, it is because your shares are registered in more than one name or are registered in different accounts. Please follow the instructions on each Notice received to ensure that all of your shares are voted.

A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 111 W. Congress Street, Charles Town, West Virginia 25414, from April 30, 2019 to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Quorum Requirement for the Annual Meeting

The presence at the Annual Meeting, whether in person or by valid proxy, of the persons holding a majority of shares of common stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. On the Record Date, there were 16,586,160 shares of common stock outstanding, held by 479 stockholders of record. Abstentions (i.e., if you or your broker mark “ABSTAIN” on a proxy) and “broker non-votes” will be considered to be shares present at the meeting for purposes of a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because the broker (1) does not receive voting instructions from the beneficial owner and (2) lacks discretionary authority to vote the shares. Brokers and other nominees have discretionary authority to vote on routine matters, such as the ratification of an independent public accounting firm for clients who have not provided voting instructions. However, without voting instructions from their clients, they cannot vote on “non-routine” proposals, including the election of directors and matters related to executive compensation.

Required Votes

Election of Directors. Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “FOR” a director’s election exceeds the number of the votes cast against that director’s election. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors.

Advisory vote on executive compensation and ratification of our independent public accounting firm. The advisory vote on compensation of our named executive officers and the approval of the proposal to ratify the Audit Committee’s appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2019 each require the affirmative vote of the holders of at least a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes are not taken into account in determining the outcome of these proposals, and abstentions will have the effect of a vote against these proposals.

Solicitation of Proxies

We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We may solicit proxies by mail, personal interview, telephone or via the Internet through our officers, directors and other management employees, who will receive no additional compensation for their services.

CORPORATE GOVERNANCE STANDARDS

The Board has adopted Corporate Governance Guidelines (the “Guidelines”), a Code of Business Conduct and Ethics (the “Code of Ethics”), a Policy for Related Person Transactions and other policies as part of our corporate governance practices and in accordance with rules of the SEC and the listing standards of The Nasdaq Stock Market (“Nasdaq”).

The Guidelines, Code of Ethics, and Policy for Related Person Transactions are reviewed periodically by our Nominating and Corporate Governance Committee, and changes are recommended to the Board for approval as appropriate. In September 2017, the Board updated and consolidated the Code of Ethics. The amended Code of Ethics is more user friendly for employees and enhances guidelines for employees, officers, and directors on compliance with law and Company policy. The amended Code of Ethics did not relate to or result in any waiver, explicit or implicit, of any provision of the previous Code of Ethics. In December 2018, the Board updated the Guidelines to clarify certain provisions and to provide for more rigorous consideration of Board composition, including making it mandatory to consider the representation of certain characteristics on the Board, as well as to provide for additional characteristics, including diversity, for the Board to consider. The revisions also provide for additional restrictions on outside directorships held by our directors.

Corporate Governance Guidelines and Code of Ethics

The Guidelines set forth a framework to assist the Board in the exercise of its responsibilities. The Guidelines cover, among other things, the composition and certain functions of the Board, director independence, stock ownership by our non-employee directors, management succession and review, Board committees, the selection of new directors, and director expectations.

The Code of Ethics covers, among other things, compliance with laws, rules and regulations, conflicts of interest, corporate opportunities, confidentiality, protection and proper use of Company assets, and the reporting process for any illegal or unethical conduct. The Code of Ethics is applicable to all of our officers, directors and employees. The Code of Ethics includes provisions specifically applicable to our Chief Executive Officer, Chief Financial Officer and other Principal Officers (as defined in the Code of Ethics).

Any waiver of the Code of Ethics for our directors, executive officers, or Principal Officers may be made only by the Board and will be promptly disclosed as may be required by law, regulation, or rule of the SEC or Nasdaq listing standards. If we further amend our Code of Ethics or waive the Code of Ethics with respect to our Chief Executive Officer, Chief Financial Officer or other Principal Officers, we will post the amendment or waiver on our corporate website, which is www.apei.com. The information on our corporate website is not incorporated by reference into this Proxy Statement.

The Guidelines and Code of Ethics are each available in the Governance section of our corporate website.

Certain Relationships and Related Person Transactions

Policies and Procedures for Related Person Transactions

As a supplement to and extension of our Code of Ethics, the Board has adopted a Policy for Related Person Transactions pursuant to which our Nominating and Corporate Governance Committee, another independent committee of the Board or the full Board, must give prior consent before we may enter into a related person transaction with our executive officers, directors, nominees for director and principal stockholders, including their immediate family members and affiliates. Any request for us to enter into a related person transaction with an executive officer, director, nominee for director, principal stockholder or any of such persons’ immediate family members or affiliates must first be presented to our Nominating and Corporate Governance Committee for review, consideration and approval. A related person transaction is a transaction in which the Company is or will be a participant and in which a related person has or will have a direct or indirect material interest, other than (i) a transaction involving $120,000 or less when aggregated with all related transactions, (ii) a transaction involving compensation to an executive officer that is approved by the Board or the Compensation Committee, (iii) a transaction involving compensation to a director or director nominee that is approved by the Board, the Compensation Committee or the Nominating and Corporate Governance Committee, and (iv) any other transaction that is not required to be reported pursuant to Item 404(a) of

Regulation S-K under the Securities Exchange Act of 1934. All of our directors, executive officers, and employees are required to report to our Nominating and Corporate Governance Committee any such related person transaction. In approving or rejecting the proposed agreement, our Nominating and Corporate Governance Committee shall consider the facts and circumstances available and deemed relevant to the Nominating and Corporate Governance Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Nominating and Corporate Governance Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Nominating and Corporate Governance Committee determines in the good faith exercise of its discretion. Under the policy, if we should discover related person transactions that have not been approved, the Nominating and Corporate Governance Committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Related Person Transactions

There were no related person transactions in 2018.

Stock Ownership Guidelines

To further align the interest of our executive officers and directors with the interests of our stockholders, and after evaluation of best practices and consultation by the Compensation Committee with Willis Towers Watson Public Limited Company (“Willis Towers Watson”), its independent consultant, the Board has implemented stock ownership guidelines applicable to our executive officers and directors. Each executive officer is expected to hold shares of common stock with an aggregate value greater than or equal to a multiple of the executive officer’s base salary as set forth below:

•	the Company’s Chief Executive Officer — six times base salary;
•	the Company’s Executive Vice Presidents — two times base salary; and
•	the Company’s Senior Vice Presidents — one time base salary.

Each of the Company’s non-employee directors is expected to hold shares of common stock with an aggregate value greater than or equal to at least three times the amount of the annual retainer paid to non-employee directors for service on the Board, excluding additional committee retainers, if any.

Under the stock ownership guidelines, common stock held directly, including shares of common stock held in a separate brokerage account or in a 401(k) account, and common stock held indirectly (e.g., by a spouse, minor dependent, or a trust for the benefit of the executive or director, or the executive’s or director’s spouse or minor dependent), count toward satisfaction of the levels set forth in the guidelines. For purposes of the guidelines, the “value” of the common stock is based on the closing price of the common stock on the day on which a determination under the guidelines is being made. The determination of compliance with the guidelines is measured annually on the last business day of each year.

Our executives and non-employee directors are expected to comply with these guidelines within five years of the date the person first became an executive or non-employee director, as applicable. If an executive officer has not achieved the stock ownership level as outlined above by that date, the executive officer will be required to retain 50% of the net shares of common stock acquired pursuant to equity awards made after the adoption of the guidelines until such levels are achieved. “Net shares” are those shares that remain after shares are sold or withheld to pay withholding taxes and/or the exercise price of stock options (if applicable). As of December 31, 2018, all of our executive officers and non-employee directors were in compliance with the stock ownership guidelines to the extent required.

Restrictions on “Hedging”

We have adopted a policy prohibiting our directors, officers, and employees from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds, and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of our securities. We have adopted this policy in order to align the interests and objectives of individuals subject to the policy with those of our stockholders.

Restrictions on “Pledging”

We have adopted a policy prohibiting our directors and officers from holding our securities in margin accounts, pledging our securities as collateral or maintaining an automatic rebalance feature in savings plans, deferred compensation or deferred fee plans. This prohibition is to avoid sales of our securities on behalf of an individual related to margin calls, loan defaults, and automatic rebalances, which may occur when the individual has material nonpublic information regarding the Company.

Board’s Role in Risk Oversight

Our management is responsible for managing risks in our business, including by developing processes to monitor and control risks. The Board views its role as one of oversight and of responsibility for setting a tone that risk management should be properly integrated with our strategy and culture. The Board focuses on understanding management’s risk management processes, the effectiveness of those processes, and the way in which management proactively manages risks. The Board regularly meets with our management, particularly our Chief Executive Officer, Chief Financial Officer, Chief Technology Officer and our General Counsel to receive updates on how management is assessing and managing risk in particular functional areas of our business. The Board and its committees also request and receive regular reports from management on particular areas of risk, such as cybersecurity or threats to technology infrastructure.

The Board is assisted in carrying out its oversight of risks by its committees. In this regard, each of the charters of the Board’s committees specifically address issues of risk. At the request of the full Board, from time to time the Nominating and Corporate Governance Committee may discuss or examine in more depth specific risk areas and request presentations and information from management for that purpose. The Nominating and Corporate Governance Committee considers and makes recommendations on how the Board is approaching its role of risk oversight. The Audit Committee reviews and assesses the qualitative aspects of financial reporting and our processes to manage financial and financial reporting risk. The Audit Committee regularly reports its findings to the Board.

While the Nominating and Corporate Governance Committee and the Audit Committee have primary responsibility for assisting the Board with its risk oversight responsibilities, the Compensation Committee also assists the Board with risk oversight. When establishing executive compensation and director compensation and in its role in implementing incentive compensation plans, the Compensation Committee considers whether compensation practices properly take into account an appropriate risk-reward relationship or encourage unnecessary and excessive risks that threaten the value of the Company. The Board has concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company; this conclusion has been confirmed by the Compensation Committee.

The following table highlights the roles of the Board and each committee in risk oversight:

The Board

• Assesses management’s risk management processes, the effectiveness of those processes, and the way in which management proactively manages risks.

• Receives and reviews regular reports provided by management, and monitors risks that have been delegated to its three standing committees.

• Considers risks that relate to the reputation of our Company and the general industry in which we operate.

Nominating and Corporate Governance Committee	Audit Committee	Compensation Committee

•   Assists the Board in
     overseeing management’s
     development and
     application of its approach for
     the assessment and
     management of strategic,
     operational, regulatory,
     information, external and other
     significant risks in the business
     of the Company.

•   Periodically communicates with
     the other committees of the
     Board with regard to their
     current risk oversight activities.

•   Discusses the Company’s
     major financial and other
     financial reporting risk
     exposures.

•   Discusses the steps
     management has taken to
     monitor and control such      exposures, including the
     Company’s risk assessment
     and risk management policies.

•   Receives and reviews the
     annual report from
     management regarding the
     manner in which the Company
     is assessing and managing the      Company’s exposure to
     financial and other financial
     reporting risks.
• Considers whether the Company’s compensation policies and practices properly take into account an appropriate risk-reward relationship or encourage unnecessary and excessive risks.

COMPOSITION AND MEETINGS OF THE BOARD AND ITS COMMITTEES

The following table details certain basic information on our directors, the composition of the Board and its standing committees, and the number of meetings held during the year ended December 31, 2018:

Name and Principal Occupation	Age	Director Since	Independent	Committee Memberships
				AUD	COM	NCG
Eric C. Andersen Partner, Peak Equity	57	2012	X	X(1)	X
Wallace E. Boston, Jr. President and Chief Executive Officer of the Company	64	2004
Barbara G. Fast(2) President and Chief Executive Officer, BGF Enterprises LLC	65	2009	X		C	X
Jean C. Halle Independent Consultant	60	2006	X	C(1)		X
Barbara L. Kurshan Senior Fellow and Innovation Advisor, University of Pennsylvania, Graduate School of Education	70	2014	X	X		X
Timothy J. Landon Partner, Ergo Ventures & Advisers	56	2009	X	X		C
William G. Robinson, Jr. President, Broadgate Human Capital, LLC	54	2016	X		X	X
2018 Meetings			Board: 13	8	5	5
AUD	Audit Committee	COM	Compensation Committee
NCG	Nominating and Corporate Governance Committee	X	Committee Member
C	Committee Chair
(1)	Audit Committee Financial Expert
(2)	Chairperson of the Board

Board Independence and Leadership Structure

The Board believes, and our Guidelines require, that a substantial majority of its members should be independent directors. In addition, the respective charters of the Audit, Compensation, and Nominating and Corporate Governance Committees currently require that each member of such committees be independent directors. Consistent with Nasdaq’s independence criteria, the Board has affirmatively determined that all of our directors are independent, with the exception of Dr. Boston, who is our President and Chief Executive Officer. Nasdaq’s independence criteria includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with us. In addition, as further required by Nasdaq rules, the Board has made a subjective determination as to each independent director that no relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and management with regard to each director’s business and personal activities as they may relate to us and our management.

In accordance with our Guidelines, the independent members of the Board will hold at least two “executive session” meetings each year. If the Chairperson of the Board is not an independent director, an independent chairperson will be selected for each executive session. In general, these meetings are intended to be used as a forum to discuss the annual evaluation of the Chief Executive Officer’s performance, the annual review of the Chief Executive Officer’s plan for management succession, and such other topics as the independent directors deem necessary or appropriate.

Our Guidelines specify that the Board shall select its Chairperson based on the Board’s determination of what is then in the best interests of the Company. Historically, the Company has split the positions of the Chairperson of the Board and Chief Executive Officer because we believe that this structure is appropriate given the differences between the two roles in our management structure. Our Chief Executive Officer, among other duties, is responsible for implementing the strategic direction for the Company and for the day-to-day leadership and performance of the Company, while the Chairperson of the Board, among other responsibilities, provides guidance to the Chief Executive Officer, and presides over meetings of the full Board. Currently, Dr. Boston serves as our Chief Executive Officer and MG (Ret) Fast serves as the Chairperson of the Board.

The Board of Directors and its Committees

Information concerning the Board and its three standing committees is set forth below. Each Board committee currently consists only of directors who are not employees of the Company and who are “independent” as defined in Nasdaq’s rules.

The Board and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. The Board held a total of 13 meetings during the fiscal year ended December 31, 2018. During this time, all of our current directors attended at least 75% of the aggregate number of meetings held by the Board and all committees of the Board on which such director served (during the period that such director served). The Board does not have a formal policy with respect to Board member attendance at annual meetings of stockholders, but all members of the Board are encouraged to attend. Our 2018 Annual Meeting of Stockholders was attended by all of our directors who were then serving.

The Board has three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. The charters for the Audit, Compensation, and Nominating and Corporate Governance Committees can be accessed electronically on the “Governance — Governance & Ethics Documents” section of our corporate website, which is www.apei.com. The information on our corporate website is not incorporated by reference into this Proxy Statement.

The Board conducts, and the Nominating and Corporate Governance Committee oversees, an annual evaluation of the Board’s operations and performance in order to enhance its effectiveness. Recommendations resulting from this evaluation are made by the Nominating and Corporate Governance Committee to the full Board for its consideration. Each committee also conducts an annual evaluation of its own performance and charter, and makes recommendations as necessary to either management, the Nominating and Corporate Governance Committee, or the full Board, as applicable, as a result of these evaluations.

Audit Committee

The Board has established a separately designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm, and the performance of our internal audit function and our independent registered public accounting firm. The Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage financial reporting risk, and our compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm.

The members of our Audit Committee are Ms. Halle, who serves as chair of the Committee, Mr. Andersen, Mr. Landon, and Dr. Kurshan. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, statement of operations, and statement of cash flows.

The Board has determined that Ms. Halle and Mr. Andersen are each an “Audit Committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Board has determined that each member of our Audit Committee is independent under Nasdaq’s listing standards and each member of our Audit Committee is independent pursuant to Rule 10A-3 of the Securities Exchange Act of 1934.

Compensation Committee

The Compensation Committee is responsible, among its other duties and responsibilities, for establishing the compensation and benefits of our Chief Executive Officer and other executive officers, monitoring compensation arrangements applicable to our Chief Executive Officer and other executive officers in light of their performance, effectiveness and other relevant considerations, and administering our equity incentive plans. Pursuant to our Bylaws, the Compensation Committee may create one or more subcommittees, each subcommittee to consist of one or more members of the Compensation Committee, and may delegate any or all of its powers and authority to those subcommittees.

The members of our Compensation Committee are MG (Ret) Fast, who serves as chair of the Committee, Mr. Andersen, and Mr. Robinson. The Board has determined that each member of our Compensation Committee meets Nasdaq’s independence requirements for approval of the compensation of our Chief Executive Officer and other executive officers.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant to assist in evaluating executive officer compensation. In 2018, the Compensation Committee retained Willis Towers Watson directly as an outside compensation consultant to assist in evaluating our compensation programs, as it has since 2007. The Compensation Committee assessed Willis Towers Watson’s independence, considering all relevant factors, including those set forth in Nasdaq rules. In connection with this assessment, the Committee considered Willis Towers Watson’s work and determined that it raised no conflicts of interest. Willis Towers Watson does no work for the Company other than work that is authorized by the Compensation Committee or its chairperson. The Compensation Committee used information provided to it by Willis Towers Watson in connection with making 2018 compensation determinations. Willis Towers Watson also advised the Compensation Committee on the use of a peer group and applicable survey data for comparative purposes. The consultant’s role in recommending the amount or form of executive compensation paid to the Company’s named executive officers during 2018 is described in the “Compensation Discussion and Analysis — Compensation Program Philosophy and Objectives —Competitive Compensation and Peer Group Review” section below.

The Compensation Committee considers the results of the annual advisory vote on the compensation of our named executive officers. See “Proposal No. 2” below to review this year’s proposal. In 2018, approximately 97% of the stockholder votes cast on this proposal were voted in favor of our executive compensation proposal.

The Compensation Committee works closely with our Chief Executive Officer, Dr. Boston, on compensation decisions and has delegated certain aspects of the annual incentive plans for the other executive officers, including the named executive officers, to Dr. Boston. For a discussion of Dr. Boston’s role in determining or recommending the executive compensation paid to the Company’s named executive officers during 2018, see the “Compensation Discussion and Analysis — Role of Executives in Executive Compensation Decisions” section below. None of our other executive officers participates in any deliberations related to the setting of executive compensation.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for recommending candidates for election to the Board. The Committee is also responsible, among its other duties and responsibilities, for making recommendations to the Board or otherwise acting with respect to corporate governance policies and practices, including board size and membership qualifications, recommendations with respect to director resignations tendered in the event a director fails to achieve a majority of votes cast in favor of his or her election, new director orientation, committee structure and membership, succession planning for our Chief Executive Officer and other key executive officers, and communications with stockholders. In addition, the

Nominating and Corporate Governance Committee assists the Board in understanding and overseeing management’s processes for the assessment and management of non-financial risks of the Company and the steps that management has taken to monitor and control exposure to such risks. The members of our Nominating and Corporate Governance Committee are Mr. Landon, who serves as chair of the Committee, MG (Ret) Fast, Dr. Kurshan, and Mr. Robinson. The Board has determined that each member of our Nominating and Corporate Governance Committee meets Nasdaq’s independence requirements for directors that make director nominations.

Ad Hoc Committees

From time to time, the Board may create ad hoc committees for specific purposes. In 2017, the Board created a temporary new committee of the Board called the Operations Committee, which continued its work in 2018. The Operations Committee was formed in light of Dr. Boston, the Company’s President and Chief Executive Officer, taking on an additional role as President of our subsidiary, American Public University System, and the increased workload for Dr. Boston in that additional role. The Operations Committee was tasked with providing the Board with additional oversight, on a regular basis, of the Company’s strategic and diversification efforts, talent management and other personnel matters, and other areas of the Company’s operations. Mr. Robinson was the only member of the Operations Committee during 2018. The Operations Committee met 48 times during the course of 2018. In 2018, the Board created a temporary new committee of the Board called the Transaction Review Committee. The Transaction Review Committee was tasked with providing the Board with additional oversight, on a regular basis, of the Company’s strategic and diversification efforts. MG (Ret) Fast, Mr. Andersen and Ms. Halle were the only members of the Committee during 2018. The Transaction Review Committee met 15 times during the course of 2018.

DIRECTOR NOMINATIONS AND COMMUNICATION WITH DIRECTORS

Director Nomination Process

The Nominating and Corporate Governance Committee recommends, and the Board nominates, candidates to stand for election as directors. Stockholders may also nominate persons to be elected as directors. If a stockholder wishes to nominate a person for election as director, he or she must follow the procedures contained in our Bylaws and satisfy the requirements of Regulation 14A of the Securities Exchange Act of 1934. For a stockholder’s nomination of a person to stand for election as a director at an annual meeting of stockholders to be considered, our Corporate Secretary must receive such nominations at our principal executive offices not more than 120 days, and not less than 90 days, before the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or 60 days after such anniversary, the nomination must be received no later than the later of the 90th day prior to such annual meeting or the close of business on the tenth day following the notice or public disclosure of the meeting. Each submission must include the following information:

•	the name and address of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated;
•	a representation that the stockholder is a holder of record of Company capital stock entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons;
•	if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the stockholder;
•	such other information regarding each nominee to be proposed by such stockholder as would be required to be included in a proxy statement filed under the SEC’s proxy rules if the nominee had been nominated, or intended to be nominated, by the Board;
•	if applicable, the consent of each nominee to serve as a director if elected;
•	a statement whether each nominee, if elected, intends to tender an irrevocable resignation in the form required by the incumbent directors under the Bylaws; and
•	such other information that the Board may request in its discretion.

The Board may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as one of its directors.

Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election, provided, however, that if, as of the tenth day preceding the date we first mail notice of the meeting for such meeting to our stockholders, the number of nominees exceeds the number of directors to be elected, which we refer to as a “Contested Election,” the directors shall be elected by the vote of a plurality of the votes cast. Our Bylaws require that the Board or a committee of the Board shall not nominate any incumbent director who, as a condition to such nomination, does not submit a conditional and, in the case of an uncontested election, irrevocable letter of resignation to the Chairperson of the Board. If an incumbent nominee is not elected in an uncontested election, the Nominating and Corporate Governance Committee will promptly consider such director’s conditional resignation and make a recommendation to the Board regarding the resignation. Each incumbent director nominated for election to the Board at the Annual Meeting as described under “Proposal No. 1” below has submitted the conditional letter of resignation as required by our Bylaws.

In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a Contested Election, the Nominating and Corporate Governance Committee, or such other committee designated by the Board pursuant to our Bylaws, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board shall act on the resignation, taking into account the Committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision, within 90 days following certification of the election results. The Committee in making its recommendation and the Board in making its decision each may consider any factors and other information that it considers appropriate and relevant.

Additional information regarding requirements for stockholder nominations for next year’s annual meeting is described in this Proxy Statement in the section titled “General Matters — Stockholder Proposals and Nominations” below.

Contacting the Board of Directors

Stockholders wishing to communicate with the Board may do so by writing to the Board, the Chairperson of the Board, or the non-employee members of the Board as a group, at:

American Public Education, Inc.
111 W. Congress Street
Charles Town, West Virginia 25414
Attn: Corporate Secretary

Complaints or concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other correspondence will be referred to the relevant individual or group. All correspondence is required to prominently display the legend “Board Communication” in order to indicate to the Corporate Secretary that it is a communication subject to our policy and will be received and processed by the Corporate Secretary’s office. Each communication received by the Corporate Secretary will be copied for our files and in most cases will be promptly forwarded to the addressee. The Board has requested that certain items not related to the Board’s duties and responsibilities be excluded from the communications so forwarded under the policy. In addition, the Corporate Secretary is not required to forward any communication that the Corporate Secretary, in good faith, determines to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable. However, the Corporate Secretary will maintain a list of each communication subject to this policy that is not forwarded and, on a quarterly basis, will deliver the list to the Chairperson of the Board. In addition, each communication subject to this policy that is not forwarded because it was determined by the Corporate Secretary to be frivolous shall nevertheless be retained in our files and made available at the request of any member of the Board to whom such communication was addressed.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Board is currently comprised of seven members. Our nominees for the election of directors at the Annual Meeting include six independent non-employee directors and our Chief Executive Officer. Each director is elected to serve a one-year term, with all directors subject to annual election. At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following persons to serve as directors for the term beginning at the Annual Meeting on May 10, 2019: Eric C. Andersen, Dr. Wallace E. Boston, Jr., MG (Ret) Barbara G. Fast, Jean C. Halle, Dr. Barbara L. Kurshan, Timothy J. Landon, and William G. Robinson, Jr. All of the nominees are currently serving on the Board.

Proxies received in response to this solicitation will be voted FOR the election of each nominee named in this section unless otherwise stated in the proxy or in the case of a broker non-vote with respect to the proposal. Proxies submitted for the Annual Meeting can only be voted for those nominees named in this Proxy Statement. If, however, any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by the Board, or the Board may reduce the size of the Board. Each nominee has consented to serve as a director if elected, and the Board does not believe that any nominee will be unwilling or unable to serve. Each director will hold office until his or her successor is duly elected and is qualified or until his or her earlier death, resignation or removal.

Criteria for Evaluating Director Nominees

The Board provides strategic direction to the Company and oversees the performance of the Company’s business and management. The Nominating and Corporate Governance Committee periodically identifies and reviews with the Board desired skills and attributes of both individual Board members and the Board overall within the context of current and future needs. Among the Committee’s responsibilities is the development of general criteria, subject to approval by the full Board, for use in identifying, evaluating and selecting qualified candidates for election or re-election to the Board. The Committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. It may use outside consultants to assist in identifying candidates. In determining whether to recommend candidates to serve on the Board, the Committee considers (i) whether candidates meet regulatory and independence requirements, (ii) the Board’s overall composition in light of current and future needs, (iii) the past performance of incumbent directors, (iv) and whether candidates have the qualities of integrity, judgment, acumen, and the time and ability to work professionally and effectively with other Board members and management and make a constructive contribution to the Board. In reviewing the composition of the Board, the Committee must consider professional skills and background, experience in relevant industries, diversity, age, tenure, and geographic background. The Committee considers candidates submitted by directors and management, as well as candidates recommended by stockholders, which are evaluated in the same manner as other candidates identified to it. Final approval of director candidates is determined by the full Board.

The Board has determined that all of our director nominees are qualified to serve as directors of the Company. Set forth below are some of the experiences, qualifications, attributes, and skills possessed by these nominees.

QUALIFICATIONS AND EXPERIENCE	Andersen	Boston	Fast	Halle	Kurshan	Landon	Robinson
Business Strategy Experience	•	•	•	•	•	•	•
Finance, Investment and Accounting Experience	•	•		•
Corporate Governance Experience	•	•		•
Operational Experience	•	•	•	•	•	•	•
Education / Academia Experience		•		•	•
Risk Management Experience	•	•	•
Sales and Marketing Background	•			•		•
Talent Management Expertise						•	•
Government / Military Service			•
Technology / Cybersecurity Expertise	•	•	•	•	•	•	•

Information for each nominee for director, including names, ages as of March 8, 2019, terms of office, principal occupations, and business experience is set forth below. In addition, for each nominee, we have included additional information regarding the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company.

ERIC C. ANDERSEN
Director Since June 2012 • Audit Committee • Compensation Committee Age 57
Biography

Mr. Andersen has served on the Board since June 2012. Mr. Andersen is a partner with Peak Equity, a lower middle market private equity firm that specializes in making investments in enterprise software companies. Prior to joining Peak, Mr. Andersen was a partner at Milestone Partners, a private equity firm, from 2011 to 2015. From 2006 to 2011 Mr. Andersen served as a Managing Director of private equity firm Silver Lake Partners, before which he worked in the consulting industry with IBM Business Consulting Services (BCS), serving as Managing Partner, Asia Pacific responsible for IBM’s business solutions and business process outsourcing business across Asia Pacific, and Managing Partner, Distribution Sector responsible for IBM’s consulting business in the pharmaceutical, retail, consumer goods and travel/transportation industries. Before working with IBM, Mr. Andersen was a senior partner at PwC Consulting, where he served in a variety of positions. Mr. Anderson currently serves on the boards of directors of several private companies.

Skills and Qualifications • Experience as a principal in several private equity firms • Expertise in outsourcing, information technology and software, and international operations

DR. WALLACE E. BOSTON, JR.
Director Since June 2004 • President and Chief Executive Officer Age 64
Biography

Dr. Boston joined us in September 2002 as Executive Vice President and Chief Financial Officer of American Public University System (“APUS”) and since June 2004 has served as President and Chief Executive Officer and a member of the Board of Directors of APEI. Since October 2017, Dr. Boston has also served as President of APUS. Dr. Boston previously served as President and Chief Executive Officer of APUS from June 2004 to July 2016. From August 2001 to April 2002, Dr. Boston served as Chief Financial Officer of Sun Healthcare Group. From July 1998 to May 2001, Dr. Boston served as Chief Operating Officer and, later, President of NeighborCare, Inc. From February 1993 to May 1998, Dr. Boston served as Vice President of Finance and later, Senior Vice President of Acquisitions and Development of Manor Healthcare Corporation (now HCR ManorCare). From November 1985 to December 1992, Dr. Boston served as Chief Financial Officer of Meridian Healthcare.

Skills and Qualifications

• Service as our Chief Executive Officer since 2004
• Service as our Chief Financial Officer between 2002 and 2004
• Pivotal leadership to the Company in some of our most significant events, including our accreditation by the Higher Learning Commission in 2006, our 2007 initial public offering, the receipt by American Public
   University System of the 2009 Ralph E. Gomory Award for Quality
   Online Education, also known as the Sloan C Award, our
   reaccreditation in 2011, and our 2013 acquisition of National
   Education Seminars, Inc.

MAJOR GENERAL (RETIRED) BARBARA G. FAST
Director Since May 2009 • Chairperson of the Board • Compensation Committee (Chair) • Nominating and Corporate Governance Committee Age 65
Biography

MG (Ret) Fast has served on the Board since May 2009, was appointed Vice-Chairperson of the Board in August 2014 and was appointed Chairperson in June 2015. MG (Ret) Fast also serves as Chairperson of the board of directors of Hondros College of Nursing. She is the President and CEO of BGF Enterprises LLC, a management and technology consulting firm. She served as Senior Vice President, Strategic Engagements, CGI Federal, an information technology consulting and services company, from June 2014 to September 2016. Prior to that she served as Senior Vice President, Army Defense and Intelligence Programs, CGI Federal, beginning in November 2012. Prior to that she served as Vice President of Operations and Intelligence, CGI Federal, from June 2011. Previously she was the Vice President of Cyber and Information Solutions at The Boeing Company, which she joined in August 2008. MG (Ret) Fast retired from the Army in July 2008 after a 32-year career. Her most recent posts included: Deputy Director, Army Capabilities and Requirements Center, Training and Doctrine Command, from July 2007 until June 2008; Deputy and, later, Commanding General for the United States Army Intelligence Center and Fort Huachuca, Arizona, from August 2004 until June 2007; and Director of Intelligence, Multinational Forces — Iraq (Baghdad, Iraq) from July 2003 until July 2004. Since October 2018, MG (Ret) Fast has served as a director of Beacon Roofing Supply, Inc. (Nasdaq: BECN), a distributor of roofing and building materials.

Skills and Qualifications

• Extensive experience and achievements in the U.S. Military, national and defense intelligence, and cybersecurity
• 32 years of military service until her retirement as a Major General
• Service as Commanding General of Fort Huachuca
• Profit and loss responsibility for sizable business units of other public    companies
• Other public company board experience

JEAN C. HALLE
Director Since March 2006 • Audit Committee (Chair) Age 60
Biography

Ms. Halle has served on the Board since March 2006. Since 2010, Ms. Halle has worked as an independent consultant. From September 2013 until May 2014 she served as the Acting Chief Operating Officer for Curiosityville, a digital early learning company. From 2002 to 2010, Ms. Halle was the Chief Executive Officer of Calvert Education Services, a provider of accredited distance education programs and educational support services. From 1999 to 2001, Ms. Halle was the Chief Financial Officer and Vice President of New Business Development for Times Mirror Interactive, a digital media subsidiary of the former Times Mirror Company. From 1986 to 1999, Ms. Halle held a number of positions with The Baltimore Sun Company, including Vice President of New Business Development, Chief Financial Officer and Vice President of Finance, President of Homestead Publishing, a subsidiary of The Baltimore Sun Company, and Director of Strategic Planning. From 1983 to 1986, Ms. Halle was the Chief Financial Officer and Vice President of Finance for Abell Communications, and Assistant Treasurer of A.S. Abell Company, the former parent company of The Baltimore Sun Company. From 1979 to 1983, Ms. Halle was a Senior Management Consultant with Deloitte, Haskins and Sells, now Deloitte, an international accounting and professional services firm. Ms. Halle previously served on the advisory board of Stevenson University and the board of the Loyola University School of Education. Ms. Halle currently serves on the Board of Trustees of Catholic Distance University, the Maryland State Board of Education, and the advisory board of a private company.

Skills and Qualifications

• Experience in online education as Chief Executive Officer of Calvert    Education Services

• Experience in media as Chief Financial Officer and Vice President of
   New Business Development for Times Mirror Interactive

• Experience in financial consulting as a Senior Management Consultant at an international accounting and professional services firm

• Ms. Halle was a 2011 National Association of Corporate Directors
   Board Leadership Fellow, having completed a comprehensive program of study for experienced corporate directors spanning leading practices for boards and committees

DR. BARBARA “BOBBI” L. KURSHAN
Director Since August 2014 • Audit Committee Age 70
Biography

Dr. Kurshan has served on the Board since August 2014. Dr. Kurshan is the Innovation Advisor (previously Executive Director of Academic Innovation) and a Senior Fellow in Education at the Graduate School of Education at the University of Pennsylvania, a position she has held since 2012. Dr. Kurshan also provides consulting services through Educorp Consultants Corporation, a company she has owned and operated since 1989. Dr. Kurshan received her MS in Computer Science and her Ed.D. in Curriculum and Instruction with concentration in Educational Technology from Virginia Tech University and has had a nearly thirty-year career as both an academic and award-winning entrepreneur. She currently serves on the boards of directors of two private organizations.

Skills and Qualifications • Extensive background and leadership experience for nearly thirty years in the field of higher education • Entrepreneurial experience building companies
TIMOTHY J. LANDON
Director Since January 2009 • Audit Committee Age 56
Biography

Mr. Landon has served on the Board since January 2009. Since August 2017, Mr. Landon has served as a partner of Ergo Ventures & Advisers, a venture investing and consulting firm. From September 2013 to August 2017, Mr. Landon served as the Chief Executive Officer of Aggrego, LLC, a venture capital-backed startup focused on building content and ad networks for mobile distribution in the United States, Western Europe, the Caribbean, Central America, and Asia Pacific. From June 2012 until September of 2013, Mr. Landon served as President of Wrapports Ventures, the venture capital and incubator division of Wrapports, LLC, which disrupts and transforms local media using technology. From 2008 to 2012, Mr. Landon served as Chief Executive Officer of Landon Company, where he focused on early stage angel investing and consulting for private equity, venture capital and large traditional and online media companies. Mr. Landon worked at Tribune Company for more than 20 years, and served in a variety of positions within the Tribune organization, including as President of Tribune Interactive, Inc. from March 2004 until February 2008, where he was responsible for overall interactive and classified advertising strategy, technology and operations for the Tribune Company, and had leadership roles in starting CareerBuilder.com, Classified Ventures (the holding company of Apartments.com and Cars.com), and other online businesses.

Skills and Qualifications

• Extensive experience in starting, building and managing
   internet-focused media businesses over the last eighteen years
• Significant knowledge of online marketing and online business models, including knowledge based on his position as President of Tribune
   Interactive and his experience at CareerBuilder.com, which has direct relevance and applicability to our business

WILLIAN G. ROBINSON, JR.
Director Since June 2016 • Compensation Committee • Nominating and Corporate Governance Committee Age 54
Biography

Mr. Robinson has served on the Board since June 2016. Since October 2018, Mr. Robinson has served as president of Broadgate Human Capital, LLC, a human resources consulting firm. From December 2013 through September 2017, Mr. Robinson served as executive vice president and chief human resources officer of Sabre Corporation, a travel technology company, where he was responsible for leading Sabre’s global human resources organization, including talent management, organizational leadership, and culture. Prior to joining Sabre in December 2013, Mr. Robinson served as the senior vice president and chief human resources officer at Coventry Health Care, a diversified managed health care company that then had 14,000 employees, from 2012 to 2013. From 2010 to 2011, Mr. Robinson served as senior vice president for human resources at Outcomes Health Information Solutions, a healthcare analytics and information company specializing in the optimization and acquisition of medical records. Prior to that, from 1990 to 2010, he worked for General Electric, where he held several human resources leadership roles in diverse industries including information technology, healthcare, energy, and industrial, including as the human resources leader within the GE Enterprise Solutions division, where he led a global team in an organization of 20,000 employees in 200 locations worldwide.

Skills and Qualifications • Significant experience and leadership in human capital management • Experience as an executive officer of other public companies

THE BOARD RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE SEVEN NOMINATED DIRECTORS.

2018 DIRECTOR COMPENSATION

Our non-employee director compensation policy was established and is periodically revised following consultation with Willis Towers Watson. In December 2016, Willis Towers Watson presented to the Compensation Committee information on non-employee director compensation, providing comparative information on the same peer group that the Compensation Committee uses for executive compensation, as well as general industry levels. Following consultation with Willis Towers Watson, the Compensation Committee recommended, and the Board approved, increases in director compensation, effective as of January 1, 2017. The Board determined that these increases were appropriate because the annual compensation for the Company’s non-employee directors was previously near the bottom of our peer group and below the median of the general industry survey prepared by Willis Towers Watson. The Board also considered that there had not been any increases to director compensation for three years. After consultation with Willis Towers Watson that confirmed that director compensation was well within the median range for an organization of our size and scope that there had been no changes in the market that would suggest the Committee consider changing director compensation, no changes were made to director compensation for 2018.

Pursuant to the non-employee director compensation policy, directors receive an annual retainer of $60,000. The chairs of the Audit, Compensation, and Nominating and Corporate Governance Committees receive additional annual retainers of $15,000, $10,000 and $8,000, respectively, and the non-employee Chairperson of the Board receives an additional annual retainer of $50,000. The Chairperson is not entitled to receive any additional annual retainers for also serving as chair of any of the Board’s standing committees.

The annual retainers are payable in quarterly installments, and each director may, before the beginning of the applicable year, elect to receive his or her annual retainer in common stock having the same value as the portion of the annual retainer to be paid, calculated as of the close of business on the first business day of the year. In connection with our annual meeting of stockholders, our non-employee director compensation policy also provides for an annual grant to each director of restricted stock having a value of $75,000 on the grant date. The restricted stock grant vests on the earlier of the one-year anniversary of the date of grant or immediately prior to the next year’s annual meeting of stockholders.

From time to time the Board may create ad hoc committees that are in addition to the regular responsibilities of Board members, and are therefore viewed as requiring time and energy outside of what the annual retainer is intended to cover. In 2017, the Board created the Operations Committee, for which it determined additional compensation was appropriate. The compensation for the Operations Committee was set at a maximum of $2,500 per day, at a rate of (i) $2,500 for each day spent on site at our headquarters in Charles Town, West Virginia and (ii) for time spent remotely, $312.50 per every hour of committee activity.

We also reimburse all directors for travel and other necessary business expenses incurred in the performance of their services for us and extend coverage to them under the directors’ and officers’ indemnity insurance policies.

Some directors may also be asked to serve as a representative of the Board on the boards of our wholly owned subsidiaries or in entities in which we have invested. A non-employee director who serves on the board of one of our wholly owned subsidiaries as a representative of the Board receives a payment of $2,500 ($3,000 for a director serving as chair) per in-person meeting, or $750 ($1,000 for a director serving as chair) for telephonic meetings, but with no more than one payment per day. Non-employee directors who serve on the board of entities in which we have invested are compensated by those companies consistent with their policies, provided that our Compensation Committee or full Board of Directors reviews the compensation arrangements.

The following table sets forth information regarding compensation earned by our non-employee directors during 2018:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Eric C. Andersen(4)	$60,000	$74,992	$134,992
Barbara G. Fast	$124,000	$74,992	$198,992
Jean C. Halle	$75,000	$74,992	$149,992
Barbara L. Kurshan	$60,000	$74,992	$134,992
Timothy J. Landon	$68,000	$74,992	$142,992
William G. Robinson	$170,878	$74,992	$245,870
(1)	See the Summary Compensation Table in the “Compensation Tables and Disclosures” section of this Proxy Statement for disclosure related to Dr. Boston, who is one of our named executive officers as of December 31, 2018.
(2)	For MG (Ret) Fast, amount includes $14,000 received as compensation for her service at the request of the APEI Board of Directors as Chairperson of the Board of APEI’s subsidiary National Education Seminars, Inc., which operates as Hondros College of Nursing. This $14,000 was paid by National Education Seminars, Inc. Mr. Landon elected to receive 50% of his 2018 annual retainer in fully vested shares of common stock, and received a total of 1,318 shares.
(3)	The aggregate grant date fair value of the restricted stock awards in 2018 was $43.60, as computed in accordance with FASB ASC Topic 718. MG (Ret) Fast and Dr. Kurshan elected to defer receipt of the vested shares until the earlier of the date of separation from service and June 1, 2020.
(4)	For Mr. Andersen, fees earned exclude $19,451 received as compensation for his service on the Board of Directors of NWHW Holdings, Inc., which was paid by NWHW Holdings, Inc., and which service was at the request of the APEI Board of Directors. Mr. Andersen ceased to serve on the Board of Directors of NWHW Holdings, Inc. in May 2018.

As of December 31, 2018, there were no exercisable or unexercisable option awards held by our current non-employee directors. The aggregate number of unvested stock awards outstanding held as of that date by our current non-employee directors were as follows:

Name	Stock Awards
Eric C. Andersen	1,720
Barbara G. Fast	1,720
Jean C. Halle	1,720
Barbara L. Kurshan	1,720
Timothy J. Landon	1,720
William G. Robinson	1,720

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis describes our executive compensation program and decisions for 2018. This section details the compensation framework applied by the Compensation Committee and, in particular, our compensation philosophy and objectives, elements of compensation, compensation decisions, and the link between executive pay and performance. Our named executive officers (“NEOs”) for 2018 are:

•	Wallace E. Boston, Jr., our Chief Executive Officer and President, and President of American Public University System (“APUS”);
•	Richard W. Sunderland, Jr., our Executive Vice President and Chief Financial Officer;
•	Patrik Dyberg, our Executive Vice President and Chief Technology Officer;
•	Thomas A. Beckett, our Senior Vice President, General Counsel and Secretary; and
•	Amy N. Panzarella, our Senior Vice President, Human Resources and Community Affairs.

Consistent with the design of our executive compensation program, the compensation realized by our NEOs was higher in 2018 than 2017 as a result of our improved performance. Our NEOs received above target payouts under our annual incentive plan tied to financial performance and additional payouts tied to satisfaction of individual “management by objective” performance measures (“MBOs”). Dr. Boston’s payout under our annual incentive plan in 2018 was 129% of his target annual incentive opportunity. Based on our free cash flow, the performance measure for our performance-based deferred stock units (“PSUs”), performance awards were earned by our NEOs at the 147% level.

Building on a Strong Foundation

APEI provides online and on-campus postsecondary education through two subsidiary institutions. APUS provides online postsecondary education to approximately 81,400 adult learners (as of December 31, 2018) and has a history of serving the academic needs of the military, military-affiliated and public service communities. National Education Seminars, Inc., which we refer to as Hondros College of Nursing (“HCN”), provides nursing education to approximately 2,100 students (as of December 31, 2018) across five campuses in Ohio.

We continued to face a number of challenges at APUS in 2018 recruiting students, including challenges associated with competition for students, the continuing effects of prior periods of decreased registrations, and ongoing declines in new student course registrations resulting in decreased returning student net course registrations. Despite these and other challenges, the year-over-year rate of decline in net course registrations for APUS was 1.4% for 2018, the lowest rate of decline since 2013. We believe this improvement is an indicator that our efforts to attract and retain students with greater college readiness on average are working, and directly reflects the leadership of our named executive officers.

As we help our students prepare to advance their careers, APEI is committed to remaining successful during a period of growing competition and challenges in for-profit education. We continue to focus on driving improvements in our core services — focusing on academic quality, student outcomes, and the learning experience — not only to potentially reach more students and improve our business results, but also to enroll students with greater college readiness on average and help them achieve success. Strong and motivated leadership is and will be critical to achieving our goals.

2018 Compensation Mix

The chart below shows the breakdown of the components of Dr. Boston’s target compensation opportunity for 2018. As discussed in the overview section below, the breakdown of Dr. Boston’s target compensation opportunity reflects our focus on variable compensation tied to performance, with Dr. Boston’s fixed base salary representing only 22% of his total compensation opportunity, with annual and long-term incentives tied to financial, individual and equity performance representing the remainder.

COMPENSATION PROGRAM OVERVIEW

Compensation Program Philosophy and Objectives

Our compensation programs for our NEOs are designed to attract, incentivize, retain, and reward the talent that we need to maintain and strengthen our position in higher education and to achieve our business objectives.

Elements of our Compensation Program Philosophy
Variable Cash Compensation	We believe in using variable cash compensation to motivate and reward performance for our NEOs.
Focus on Corporate Goals
We strive to provide compensation that is directly related to the achievement of our corporate goals, which we measure through financial earnings, individual management objectives and free cash flow goals.

Carefully Monitor External Market Practices
We monitor market practices so that our programs reflect the realities of the competitive market to ensure we are paying for performance. At the same time, we must also ensure we can attract the top talent necessary to drive results through our diversified business strategy.

Executive Compensation Best Practices

Highlighted below are certain executive compensation practices that we employ in order to align executive compensation with stockholder interests. Also listed below are certain compensation practices that we do not employ because we do not believe they would serve our stockholders’ long-term interests.

What We Do	How We Do It
We Pay for Performance
We tie a significant portion of our executives’ annual pay opportunity to objective performance metrics and continue to monitor our pay mix to ensure the performance-based portion is consistent with that of our peers.

We Target Pay Competitively
We seek to target compensation within a competitive range of the market median and only deliver greater compensation when warranted by actual superior performance. Conversely, we deliver lower compensation when performance results do not meet our threshold expectations. We review our pay and performance alignment compared to our peers annually to understand where our programs are working and where we can continue to make improvements.

We Enforce Executive Stock Ownership Guidelines	Each of our executives is expected to own shares of the Company’s common stock with a value ranging from one to six times the executive’s base salary, depending on position.
We Utilize Meaningful Vesting Conditions for Equity Awards	Equity awards, including performance-based awards, have three-year ratable vesting periods from the date of grant.
We Impose a “Clawback Policy”
We can recover any performance-based cash or equity award where, as a result of an accounting restatement, the performance goals were later determined not to have been achieved. In addition, we can recover equity awards made to an employee in cases where the Company has to prepare an accounting restatement due to the material noncompliance by the Company with financial reporting requirements and the restatement is the result of misconduct that resulted from the employee knowingly having engaged in that misconduct, the employee’s gross negligence, or the employee knowingly or through gross negligence having failed to prevent misconduct.

We Utilize an Independent Compensation Consulting Firm	The Compensation Committee utilizes Willis Towers Watson, an independent compensation consulting firm, to assist the Committee in determining compensation.
We Don’t Permit Hedging
We prohibit our directors and employees, including our NEOs, from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of our securities.

We Don’t Permit Pledging
We prohibit our directors and officers, including our NEOs, from holding our securities in margin accounts, pledging our securities as collateral or maintaining an automatic rebalance feature in savings plans, deferred compensation or deferred fee plans, to avoid sales of our securities on behalf of an individual related to margin calls, loan defaults and automatic rebalances, which may occur when the individual has material nonpublic information regarding the Company.

We Don’t Offer Single-Trigger “Change of Control” Payments
For those NEOs who have employment agreements, the agreements provide that in the case of a “change of control” the NEO only receives severance payments in connection with a termination of their employment.

We Don’t Provide Tax Gross-Ups	We do not provide for tax gross-up payments for a change of control in employment agreements, or for other benefits.

COMPETITIVE COMPENSATION AND PEER GROUP REVIEW
Our executive compensation policies are designed to assist us in attracting and retaining qualified executives by providing competitive levels of compensation that are consistent with the executives’ alternatives within the for-profit education industry and the broader market for executive talent. It is the Compensation Committee’s general intent that each NEO’s base salary should be set within a competitive range of the 50th percentile of the survey data received from the Committee’s independent consultant, with appropriate adjustments to reflect the specific situation of each NEO, including how their roles may

50th	The Compensation Committee’s general intent is to set each NEO’s base salary near the 50th percentile of the survey data received from the Compensation Committee’s independent consultant.consultant.

differ from those at other companies. The Committee believes that the 50th percentile for base salary is appropriate to remain competitive with the companies with which the Company competes for executive talent. Consistent with the approach to base salary, the Compensation Committee believes that target annual incentives should be structured so that target total cash compensation (base salary plus annual incentives) approximates the 50th percentile of the survey data for achievement of target performance goals under the annual incentive plan. Each NEO has the opportunity to receive a stretch payment for superior performance if stretch performance goals are achieved under the plan. Conversely, the possibility for below target payment or no payment at all exists for below target or below threshold performance if performance goals are not achieved. The Compensation Committee believes that these opportunities for base salary and target annual incentive pay are in line with competitive market levels and are appropriate if our NEOs achieve the targeted level of performance.

For 2018, the Compensation Committee continued its prior engagement of Willis Towers Watson as an independent consultant to the Committee. Willis Towers Watson provided information on competitive levels of compensation that was used by the Committee in determining 2018 compensation, including information on base salary, annual incentives, equity awards and total compensation.

As part of the analysis of APEI’s compensation program, Willis Towers Watson provided data from the following published surveys as a primary source: the 2017 Willis Towers Watson CDB General Industry Survey Report; the 2017 Willis Towers Watson Data Services Top Management Survey; and the 2016-2017 College and University Professionals Association for Human Resources Administrators in Higher Education Salary Survey. Because of the variance in size among the companies included in the databases for the published surveys, Willis Towers Watson informed the Compensation Committee that, to the extent possible, it had assessed the published survey data in the context of APEI’s projected fiscal year 2018 revenue, as revenue responsibility is typically one of the most reliable predictors of executive pay.

In addition to published survey data, Willis Towers Watson also examined publicly filed proxy statements of select industry-specific peers.

Assessing Competitive Practice

The Compensation Committee also reviewed, with the guidance and input of Willis Towers Watson, a group of companies against which we compare compensation, which we refer to as our peer group. The companies in our peer group were originally selected because the Committee considered them to be similar to and competitive with us in the market for executive talent, and because they are in comparable or related businesses (e.g., focus on secondary education and online access). For 2018, the group did not change from what it had been the prior four years, and it consisted of the following companies:

•	Bridgepoint Education, Inc.;
•	Capella Education Company;
•	Grand Canyon Education, Inc.;
•	Lincoln Educational Services Corporation;
•	National American University Holdings, Inc.;
•	Strategic Education, Inc. (formerly known as Strayer Education, Inc.); and
•	Universal Technical Institute, Inc.

The review of our peer group only included comparative information for Dr. Boston and Mr. Sunderland because our peer group information did not identify executives at comparable positions for Mr. Beckett and Ms. Panzarella and in the case of Mr. Dyberg because he was not an executive officer at the time that compensation was set for 2018.

The comparative data provided by Willis Towers Watson included survey data for each of the NEOs, and was used in connection with our determinations of base salaries, target annual incentive compensation, and equity incentive awards as part of the 2018 compensation setting process, as described below. For those executives for whom both survey data and peer group data are available, the Compensation Committee uses the survey data for its primary comparisons because we believe, consistent with the advice of Willis Towers Watson, that the survey data is more robust and provides a better comparison for the Company than the peer group data. This is in part because peer group data is more limited and typically cannot be size-adjusted to account for revenue responsibilities. Notwithstanding that the survey data is the primary source of comparative information, we believe our peer group is still important as a secondary review of the competitive market for executive talent.

ELEMENTS OF COMPENSATION

The compensation program for our NEOs is comprised of three elements: base salary; annual incentive cash compensation; and long-term equity incentives.

Pay Element	How It Links To Performance
BASE SALARY
• Regular, fixed element of compensation. • Reviewed annually. • Generally set near the 50th percentile of the survey data received from the Compensation Committee’s independent consultant.	• Intended to be part of a total compensation package that is competitive. • Reflects each NEO’s individual role and responsibility.
ANNUAL INCENTIVE CASH COMPENSATION
•   Provides cash incentives for achieving and
     surpassing corporate goals.

•   Offers the opportunity for NEOs to earn:

     ○   annual payments for achievement of earnings
          targets; and

     ○   annual payments for satisfaction of MBOs.

•   Structured so that target total cash compensation
     (base salary plus annual incentives) generally
     approximates the 50th percentile of the survey data
     for achievement of target performance goals under
     the annual incentive plan.

•   Provides compensation for annual performance.

•   Helps to focus executives on corporate financial,
     strategic and operational goals, which are expected
     to lead to increased stockholder value.

•   This focus is enhanced through an additional
     incentive that pays an additional amount to NEOs for
     superior performance, which is referred to as the
     stretch portion of the annual incentive plan.

LONG-TERM EQUITY INCENTIVES
•   Annual grants of equity awards comprising
     time-based restricted stock units (“RSUs”) and
     PSUs.

•   All awards vest over three years.

•   PSUs tied to 2018 achievement of free cash flow.

•   Generally set to be consistent with the 50th
     percentile of the survey data received from the
     Compensation Committee’s independent consultant.

•   Provides compensation that is tied to longer-term
     performance.

•   Intended to align the interests of the NEOs with
     those of our stockholders.

•   Time-based vesting aids in the retention of NEOs.

•   Free cash flow performance measures align with a
     metric that is relevant to the achievement of our
     long-term strategic goals, including with respect to
     having available capital to pursue strategic initiatives.

•   The Compensation Committee retains the right to
     adjust equity awards downwards.

2018 COMPENSATION DECISIONS

In setting base salary, annual incentive cash compensation and long-term equity incentives for 2018, the Compensation Committee considered the compensation levels for our NEOs in 2017, the respective performances of each of our NEOs in 2018, and what the Committee believed was required based on the marketplace for executive talent, including based on the information provided by Willis Towers Watson. The Committee also considered the results of the annual advisory vote on the compensation of named executive officers. In 2017, approximately 98% of the stockholder votes cast on this proposal were voted in favor of our executive compensation proposal, which was the most recent stockholder vote before we set our 2018 compensation. In 2018, approximately 97% of the stockholder votes cast on this proposal were voted in favor of our executive compensation proposal. Given the extremely high level of support reflected in these votes, the Committee concluded that the results of these votes did not indicate a reason to make changes to its compensation setting decisions.

Base Salary

Base salary is an integral part of compensation for our NEOs and is generally set in January of each year, absent other factors, such as promotions or new hires. For 2018, the Compensation Committee increased Dr. Boston’s base salary by 2%, resulting in a salary that was slightly above the 50th percentile of the survey data and slightly below the 50th percentile of our peer group proxy data. The Committee concluded that an increase was appropriate, including after taking into account Dr. Boston’s relatively long tenure as our CEO, survey and peer group data, the additional role Dr. Boston had undertaken as President of APUS after the departure of former APUS President Karan Powell in October 2017, and the work Dr. Boston performed in connection with that leadership transition.

For the remainder of the continuing NEOs, Mr. Sunderland and Mr. Beckett each received a 2% salary increase, and there was no change in Ms. Panzarella’s base salary. The increases for Mr. Sunderland and Mr. Beckett reflected the percentage increase generally used at the Company in 2018 for senior leaders who were performing well but did not have a significant change in job responsibilities or other factors that would lead to a more sizable increase. The Committee also considered, in particular, that Mr. Sunderland was already compensated relatively well relative to the data provided by Willis Towers Watson. Mr. Sunderland’s base salary placed him slightly above the 75th percentile of the survey data and above the 75th percentile of our peer group data.

Mr. Dyberg was appointed to his position in May 2018 and his base salary was set at that time taking into account the negotiated amount necessary to attract Mr. Dyberg to the Company, and he did not receive an increase in base salary in 2018.

Dr. Boston recommended the amounts of the increases for all of the NEOs other than himself, and the Committee concurred, determining that the levels Dr. Boston recommended were appropriate.

Annual Incentive Cash Compensation

We believe annual incentive pay furthers our compensation philosophy and objectives by focusing our NEOs on corporate strategic, financial, and operational goals. The opportunity for annual incentive pay for our NEOs is expressed as a percentage of base salary as follows:

Position	Target Annual Incentive (as % of Base Salary)
President & CEO	90%
All Other NEOs	50%

These percentages for Dr. Boston, Mr. Sunderland, and Mr. Dyberg reflect the minimum percentages set forth in their employment agreements. After considering the survey data information and the individual performance of the executives, the Compensation Committee believed, in its subjective, but informed, judgment, that the percentages for all continuing NEOs should remain the same for 2018. For similar reasons, the Committee concluded that the percentages for Mr. Dyberg were appropriate. Dr. Boston’s annual incentive target is set at a higher percentage than those of the other NEOs, which is consistent with overall market practice and reflects his role as President and CEO.

Overall, the Compensation Committee believes that the proportion of target annual incentive pay to target total cash compensation (base salary plus target annual incentive pay) for our NEOs should be a relatively high percentage. It is the Committee’s general intent, as discussed above, that each NEO’s base salary should be set near the 50th percentile of the survey data received from the Committee’s independent consultant, and that target annual incentives should be structured so that target total cash compensation approximates the 50th percentile of the survey data for achievement of target performance goals under the annual incentive plan. We believe that positioning at the 50th percentile is appropriate for target total cash compensation because of the high level of performance that we believe is required from our executives in order for the Company to achieve our performance targets. We believe the high percentage of compensation tied to incentive pay increases the focus of our NEOs on achieving our performance goals.

We further enhance this focus through a stretch incentive that pays an additional amount to our NEOs for superior performance, which we refer to as the stretch portion of the annual incentive plan. This additional amount, if achieved, provided an opportunity to Dr. Boston of an additional 45% of his base salary (for 135% of base salary in total maximum incentive potential), an opportunity to Mr. Sunderland and Mr. Dyberg of an additional 30% of each of their respective base salaries (for 80% of base salary in total maximum incentive potential), and an opportunity to Mr. Beckett and Ms. Panzarella of an additional 20% of each of their respective base salaries (for 70% of base salary in total maximum incentive potential).

The Compensation Committee intended that performance under the NEOs’ annual incentive awards at both the target and stretch incentive levels would be based on achieving and surpassing a financial performance goal and achievement of MBOs. We believe that a split among goals is important to reflect our belief that our NEOs should be focused on both an earnings goal and also on specific goals that are relevant to their specific positions and responsibilities and that are largely derived from important strategic and operating plan goals. We believe this split encourages a focus on multiple metrics of performance rather than focusing on one particular metric of performance to the exclusion of others that are also important to our results.

The following charts shows the breakdown between the financial goal and the MBO goals for each NEO, including how they relate to the target and stretch portions of each NEOs potential awards. The charts also show the amount of payout for 2018 of each portion of the annual incentive plan. The discussion that follows the charts focuses on the financial goal and the MBO goals.

	Portion of Annual Incentive Plan	Weighting of Performance Goals	Opportunity	Actual Payout
Dr. Boston	Target award equivalent to 90% of base salary	70% based on financial performance goal	$474,950	$ 474,950

		20% based on annual MBO goals	$135,700	$ 118,738

	Stretch award equivalent to 45% of salary	35% based on financial performance goal	$237,475	$ 178,106

		10% based on annual MBO goals	$67,850	$ 16,963
			Total Opportunity: $915,975	Total: $ 788,756
	Portion of Annual Incentive Plan	Weighting of Performance Goals	Opportunity	Actual Payout
Mr. Sunderland	Target award equivalent to 50% of base salary	40% based on financial performance goal	$164,424	$164,424

		10% based on annual MBO goals	$41,106	$41,106

	Stretch award equivalent to 30% of salary	20% based on financial performance goal	$82,212	$61,659

		10% based on annual MBO goals	$41,106	$ 12,332
			Total Opportunity: $328,848	Total: $279,521

	Portion of Annual Incentive Plan	Weighting of Performance Goals	Opportunity	Actual Payout
Mr. Dyberg	Target award equivalent to 50% of base salary	40% based on financial performance goal	$93,973	$93,973

		10% based on annual MBO goals	$23,493	$23,493

	Stretch award equivalent to 30% of salary	20% based on financial performance goal	$46,986	$35,240

		10% based on annual MBO goals	$23,493	$17,620
			Total Opportunity: $187,945	Total: $170,325
	Portion of Annual Incentive Plan	Weighting of Performance Goals	Opportunity	Actual Payout
Mr. Beckett	Target award equivalent to 50% of base salary	40% based on financial performance goal	$112,200	$ 112,200

		10% based on annual MBO goals	$28,050	$ 28,050

	Stretch award equivalent to 20% of salary	15% based on financial performance goal	$42,075	$ 31,556

		5% based on annual MBO goals	$14,025	$ 9,818
			Total Opportunity: $196,350	Total: $181,624

	Portion of Annual Incentive Plan	Weighting of Performance Goals	Opportunity	Actual Payout
Ms. Panzarella	Target award equivalent to 50% of base salary	40% based on financial performance goal	$80,000	$ 80,000

		10% based on annual MBO goals	$20,000	$19,000

	Stretch award equivalent to 20% of salary	15% based on financial performance goal	$30,000	$ 22,500

		5% based on annual MBO goals	$10,000	$6,500
			Total Opportunity: $140,000	Total: $128,000

Financial Performance Goal. For 2018, the Compensation Committee continued its practice of providing that the portion of each NEOs annual incentive plan award that relates to financial performance would be based on achieving and surpassing a specified amount of earnings per share after taking into account any payment under the annual incentive plan.

Financial Performance Metric	Performance Goals
	Threshold	Target	Stretch (Maximum)
Earnings per Diluted Share	$1.30	$1.44	$1.58

The Compensation Committee specified target earnings per share of $1.44, which reflected the earnings per share in the Company’s budget when approved by the Board of Directors. For 2018, the Committee also specified that 50% of the target amount would be paid if an earnings per share threshold of $1.30 was attained, which would reflect 90% achievement of the target level, which the Committee thought was a level of achievement that would still require effort for the Company to achieve. The Committee determined that it was appropriate to provide an incentive at a threshold level because it would provide an annual incentive that reflected the positive performance of the Company and the contributions of the Company’s employees and NEOs. The Committee provided that the stretch portion of the annual incentive plan related to financial performance would be payable on earnings per share of $1.58, which would reflect 110% achievement of the target level. This level of achievement was viewed as representing exceptional performance for which management should be rewarded.

For 2018, the Compensation Committee determined that, for purposes of our annual incentive plan, earnings would be treated as $1.53 per share, which reflected 106.3% achievement of the target level of financial performance, resulting in a payout of the target amount and 75% of the stretch opportunity related to financial performance. For 2018, we reported earnings per share, on a GAAP basis, of $1.54 per share.

MBO Goals. MBOs are based on company-wide performance goals consistent with our strategic plan for which executives are directly responsible, or to whose success they contribute, and provide personal accountability in addition to rewards for Company performance. However, many MBO targets are shared between executives to reflect that executives must work together to achieve results. By focusing on goals consistent with our strategic plan, the MBOs are intended to focus the executives on goals that will deliver long-term stockholder value. We believe that the MBOs help to keep management from focusing solely on the current year’s financial results, which are covered by other parts of the annual incentive plan, because many of the MBOs represent our view of key actions required to capture future market opportunities and help prepare the Company for continued growth and improvement in the future.

In establishing our MBOs for 2018, we set goals that were consistent with our strategic, financial and operational plans, and were set with the opportunity to pay out minimum, target, and stretch amounts. Achievement at the minimum level represents strong performance and would result in payout of 50% of the target amount, achievement at the target level represents superior performance and would result in payout of the target amount, and achievement at the stretch level represents a level of excellent performance and would result in payout of the target and stretch amounts. When setting the stretch MBO goals, the Compensation Committee did not believe that it was likely that an executive would achieve all of his or her MBOs at the stretch level. Furthermore, for 2018, the Compensation Committee provided that no payments would be made for MBO performance unless half of the target was achieved on the financial portion of the annual incentive plan, and no payments would be achieved for MBO performance above target unless the target was achieved on the financial portion of the annual incentive plan.

The 2018 MBOs for Dr. Boston, consistent with his role as our Chief Executive Officer, are set forth below.

•	Managing to Budget: Achieve financial performance reflecting revenue and profit margins consistent with the 2018 budget and update and build the 2019 budgets of APEI and APUS to reflect the adoption of the shared services model. The Committee concluded that Dr. Boston achieved this objective at the target level, including based on our financial results and the Board’s approval of our 2019 budget.
•	Achieve Academic Excellence: Obtain a positive result from HLC on HLC’s reaccreditation review and achieve certain enrollment milestones for APUS and HCN. The Committee concluded that Dr. Boston achieved this objective at the target level, including based on the HLC’s approval of APUS’s accreditation and the achievement of enrollment metrics.
•	Position APEI for the Future: Implement the strategic plan with additional revenue goals, achieve growth through an acquisition, implement a technology platform in the emergency and disaster discipline, implement the shared services model, and draft and gain Board of Trustee approval for APUS long-term direction strategy. The Committee concluded that Dr. Boston achieved this objective at the minimum level, reflecting positive results on most of the measures, but reflecting that the Company did not close an acquisition during 2018.
•	Drive Organizational and Operational Excellence: Draft and implement a technology plan, hire and promote talent, provide leadership to the Board of Trustees in search for a President of APUS, implement key operational pacing items, and foster a culture and practice of innovation, quality and respect. The Committee concluded that Dr. Boston achieved this objective at the stretch level, reflecting Dr. Boston’s strong leadership on these elements, while also recognizing the importance of continuing to identify talented leaders both internally and externally.

The 2018 MBOs for Mr. Sunderland, consistent with his role as our Chief Financial Officer, are set forth below.

•	Manage to Budget (30% weighting): Achieve financial performance reflecting revenue, operating income, and free cash flow consistent with the 2018 budget. The Committee concluded that Mr. Sunderland achieved this objective at the target level, particularly reflecting the Company’s achievement of operating income and free cash flow targets.
•	Position APEI for the Future (20% weighting): Implement the strategic plan with additional revenue goals, achieve growth through an acquisition, and draft and gain Board of Trustee approval for APUS long-term strategy. The Committee concluded that Mr. Sunderland achieved this objective at the target level, reflecting positive results on most of the measures, but reflecting that the Company did not close an acquisition during 2018.
•	Organizational Realignment (20% weighting): Implement a new purchasing system, build the 2019 budgets for APEI and APUS to reflect the adoption of the shared services model, and fully implement the shared services model. The Committee concluded that Mr. Sunderland achieved this objective at the target level, particularly reflecting the achievement with respect to the adoption and implementation of the shared services model.

•	New Auditor Selection (20% weighting): Create plan for selection of an independent auditor and if a new auditor is selected, onboard the new audit firm for a review of second quarter earnings. The Committee concluded that Mr. Sunderland achieved this objective at the stretch level, reflecting the successful process for the Audit Committee’s selection of a new independent auditor.
•	Company Values (10% weighting): Foster a culture and practice of innovation, quality and respect, and take concrete actions, and maintain the Code of Conduct and highest ethical standards. The Committee concluded that Mr. Sunderland achieved this objective at the stretch level, reflecting his leadership and demonstration of our values.

The 2018 MBOs for Mr. Dyberg, consistent with his role as our Chief Technology Officer, are set forth below:

•	Manage to Budget (25% weighting): Achieve financial performance reflecting revenue, operating income, and free cash flow consistent with the 2018 budget. The Committee concluded that Mr. Dyberg achieved this objective at the target level, particularly reflecting the Company’s achievement of operating income and free cash flow targets.
•	Position APEI for the Future (25% weighting): Define future state architecture for information technology (“IT”) investments and establish a related enterprise architecture function in IT, define an IT strategic plan and align the strategic plan financially, deliver on certain cybersecurity objectives, and establish a continuously evolving information security program that is not dependent on people. The Committee concluded that Mr. Dyberg achieved this objective at the stretch level, reflecting significant achievement of each of the elements.
•	Organizational Realignment (25% weighting): Implement a new IT organizational model, institute new demand management and portfolio management processes, establish a customer relationship management function in IT, and establish project management and process and business analysis functions in IT. The Committee concluded that Mr. Dyberg achieved this objective at the stretch level, reflecting significant achievement of each of the elements.
•	Company Values (25% weighting): Foster a culture and practice of innovation, quality and respect, and take concrete actions, and maintain the Code of Conduct and highest ethical standards. The Committee concluded that Mr. Dyberg achieved this objective at the stretch level, reflecting his leadership and demonstration of our values.

The 2018 MBOs for Mr. Beckett, consistent with his role as our General Counsel, are set forth below.

•	Manage to Budget (30% weighting): Support efforts to achieve financial performance reflecting revenue, operating income, and free cash flow consistent with the 2018 budget. The Committee concluded that Mr. Beckett achieved this objective at the target level, particularly reflecting the Company’s achievement of operating income and free cash flow targets.
•	Organizational Realignment (30% weighting): Support organizational realignment and implementation of the shared services model. The Committee concluded that Mr. Beckett achieved this objective at the stretch level, reflecting significant achievement of each of the elements and our successful organizational realignment.
•	Enterprise Risk Assessment and Cybersecurity Objectives (30% weighting): Implement new and modified risks for the enterprise risk assessment, participate in the Information Security Steering Committee, update incident response plan and participate in testing of the plan, support development of an implementation plan for the EU General Data Protection Regulation, and attend a cybersecurity professional development event or seminar. The Committee concluded that Mr. Beckett achieved this objective at the stretch level, reflecting significant achievement of each of the elements.
•	Company Values (10% weighting): Foster a culture and practice of innovation, quality and respect, and take concrete actions, and maintain the Code of Conduct and highest ethical standards. The Committee concluded that Mr. Beckett achieved this objective at the stretch level, reflecting his leadership and demonstration of our values.

The 2018 MBOs for Ms. Panzarella, consistent with her role as our Senior Vice President, Human Resources and Community Affairs, are set forth below.

•	Manage to Budget (30% weighting): Achieve financial performance reflecting revenue, profit margins, and free cash flow consistent with the 2018 budget and manage staffing levels in relation to the same. The Committee concluded that Ms. Panzarella achieved this objective at the target level, particularly reflecting the achievement of operating income and free cash flow targets.
•	Organizational Realignment (25% weighting): Execute human resource deliverables related to organizational realignment and implementation of the shared services model. The Committee concluded that Ms. Panzarella achieved this objective at the stretch level, reflecting significant achievement of each of the elements and our successful organizational realignment.
•	Succession Planning (25% weighting): Further develop and execute succession plan in collaboration with senior management and reorganize the talent pool based on the strategic plan and organizational realignment. The Committee concluded that Ms. Panzarella achieved this objective at the stretch level, reflecting significant achievement of each of the elements.
•	Community Outreach (10% weighting): Assess and organize the APEI/APUS community giving program, determine feasibility of a corporate volunteer program and launch program if appropriate. The Committee concluded that Ms. Panzarella achieved this objective at the minimum level, particularly reflecting the organization of the community giving program.
•	Company Values (10% weighting): Foster a culture and practice of innovation, quality and respect, and take concrete actions, and maintain the Code of Conduct and highest ethical standards. The Committee concluded that Ms. Panzarella achieved this objective at the stretch level, reflecting her leadership and demonstration of our values.

After discussions with Dr. Boston, the Committee met in executive session and concluded that Dr. Boston’s MBOs in total were met at the 87.5% of target and 25% of stretch levels. In reviewing the MBOs for the other executive officers, the Compensation Committee reviewed the levels of achievement with Dr. Boston and determined that Mr. Sunderland’s MBOs in total were met at 100% of target and 30% of stretch levels, Mr. Dyberg’s MBOs in total were met at 100% of target and 75% of stretch levels, Mr. Beckett’s MBOs in total were met at 100% of target and 70% of stretch levels, and Ms. Panzarella’s MBOs were met at 95% of target and 65% of stretch levels. Unlike for the other executive officers, the Committee did not rely on specific weightings of Dr. Boston’s MBOs for 2018 because the Committee wanted the ability to make downward adjustments, if appropriate, to reflect overall performance. The payouts approved by the Committee for the MBOs of the NEOs are set forth in the tables above.

Equity Incentives

We believe that a significant portion of our NEOs’ total compensation should be in the form of equity awards in order to align the priorities of the NEOs with the interests of our stockholders. In 2018, to further emphasize performance and ensure management’s objectives are aligned with those of our stockholders, the equity awards were split 50% as RSUs and 50% as PSUs, a shift from 60% as RSUs and 40% as PSUs in 2017.

The Committee also continued to use free cash flow as the performance measure for the PSU awards in 2018. Free cash flow was originally selected in 2013 after:

•	consulting with Willis Towers Watson;
•	reviewing measures that are used by others in the Company’s industry;
•	evaluating metrics that are important to investors; and
•	reflecting upon a desire to avoid using an earnings measure similar to what was used for the financial portion of the annual incentive plan.

Prior to using free cash flow for 2018, the Compensation Committee reevaluated each of these points and confirmed that it remained appropriate to use free cash flow as the metric for these awards. Free cash flow, which is a non-GAAP measure, is defined as income from operations before income taxes plus interest expense less interest income plus depreciation and amortization less capital expenditures less capitalized program development costs. The 2018 free cash flow goals were set as follows:

	Threshold	Target	Stretch (Maximum)
Free Cash Flow Goal	$28,886,400	$36,108,000	$43,329,600
Percentage of Award Earned	50% (of target)	100% (of target)	200% (of target)

The threshold level was established at 80% of the target level and the stretch level was set at 120% of the target level in 2018. These numbers reflected the Compensation Committee’s view of appropriate performance. For a level of free cash flow between the applicable dollar amounts set forth above, the percentage of the award earned would be prorated accordingly. For 2018, free cash flow was $40,518,000. However, the Committee adjusted this downward by $1,000,000 to $39,518,000, including to take into account amounts budgeted for capital expenditures in 2018 that were deferred into 2019 or otherwise not expended. This adjusted amount was 109.4% of the target goal and resulted in 147% of the target awards being earned. The award earned is further subject to time-based vesting, in order to continue to provide a retention element and to encourage executives to focus on the long-term performance of the Company.

In determining the appropriate level of 2018 equity incentive grants for our NEOs, the Compensation Committee reviewed comparative survey information provided by Willis Towers Watson. The Committee considered the survey data and determined that awards that were consistent with the 50th percentile of the survey data for its executive vice presidents and higher would be appropriate to recognize performance and remain competitive with comparable companies. In addition, each senior vice president received an award that was intended to be consistent with market practice using a percentage of salary and based on his or her own salary. In setting the percentages, the compensation committee continued to consider equitable treatment among executives, but recognized that the market for competitive talent varies among executives; just as base salary varies, it is appropriate for equity awards to vary, as well.

The sizes for the equity incentive awards were discussed at the same time the Committee met to set the other elements of compensation so that all elements of compensation were set taking into account the total compensation package. After determining the dollar value of equity incentive awards, the Committee calculated the number of shares to be subject to the awards using a 60-day rolling average for the Company’s stock price as of a date shortly before the Committee met to approve the grants. The Compensation Committee believes that doing so removed some of the variability that can impact awards if it were to use the stock price on only one date.

Consistent with historical practice, the RSUs and PSUs vest in three equal installments on the first three anniversaries of the grant date, subject to achievement of performance metrics for the PSUs.

OTHER COMPENSATION POLICIES AND PRACTICES

Employment Agreements and Post-Termination Compensation

We have entered into employment agreements with Dr. Boston, Mr. Sunderland, and Mr. Dyberg. These agreements provide the executive with severance payments upon certain terminations, including termination without cause, termination by the executive for good reason, or if the executive’s employment agreement is not assumed by a successor entity in a change of control. The agreements provide for certain payments in connection with a termination of the executives’ employment within 180 days of a change of control of the Company. We believe that these agreements were necessary to attract some of our NEOs and help to retain these NEOs due to the prevalence of similar arrangements in the market in which we compete for executives.

In 2007, prior to the time that we were a public company, we entered into an amendment and restatement of our employment agreement with Dr. Boston to provide for additional severance payments for termination without cause or by Dr. Boston for good reason in connection with a change of control and to provide that if severance payments payable by us become subject to the excise tax on “excess parachute payments,” we would reimburse Dr. Boston for the amount of such excise tax (and the income and excise taxes on such reimbursement). We entered into the amended and restated agreement in anticipation of our initial public offering to provide Dr. Boston with what at the time we concluded were prevalent practices in the marketplace in which we compete for executives, and because as a public company we wanted him to be able to focus on our operations and not be distracted by his personal situation in the event a change of control transaction arose, and to reflect his long-term commitment to us and our long-term commitment to him as our Chief Executive Officer. We further amended the employment agreement with Dr. Boston in December 2008 to provide for technical compliance with certain Department of the Treasury regulations.

In 2013, the Compensation Committee requested and received an assessment from Willis Towers Watson on the terms contained in Dr. Boston’s employment agreement in comparison to market practice and our peer group. The Committee then negotiated an amendment to Dr. Boston’s employment agreement in 2014, eliminating any reimbursement for excise taxes from the employment agreement. In 2014, the Committee also authorized negotiating an employment agreement with Mr. Sunderland on substantially the same terms as the agreements with our other NEOs. The Committee determined it was appropriate to have an employment agreement with Mr. Sunderland in an effort to retain Mr. Sunderland, treat him similarly to other executives, and to ensure his agreement would be subject to post-employment non-competition and non-solicitation terms with which he otherwise would not have had to comply. Dr. Boston’s employment agreement was further amended in July 2016. to increase Dr. Boston’s annual incentive opportunity. In 2018, the Committee determined in hiring Mr. Dyberg that it was appropriate and necessary to enter into the employment agreement with Mr. Dyberg. In reaching this conclusion, the Committee took into account that as an Executive Vice President Mr. Dyberg was similarly situated to Mr. Sunderland, that the Company would gain benefits from the agreement, and the negotiations to attract Mr. Dyberg to the Company.

In 2017, at the recommendation of the Compensation Committee, the Board of Directors of the Company, adopted the American Public Education, Inc. Executive Severance Plan (the “Executive Severance Plan”). The Committee recommended the adoption of the Executive Severance Plan in order to provide severance benefits to Senior Vice Presidents of the Company that are designated by the Committee without having to adopt individual employment or severance agreements. The Committee concluded that a severance arrangement for the designated participants was appropriate in order to help retain these executives. In concluding it was appropriate to adopt the Executive Severance Plan, the Committee considered practices in industry generally and among the Company’s peer group, as well as the advice of Willis Towers Watson. The Committee also considered that the Executive Severance Plan requires as a condition to receiving benefits that each participant must comply with covenants not to compete with the Company and its affiliates and not to solicit employees of the Company or its affiliates, in each case during the term of employment and for a period of 12 months thereafter. In addition, in order to receiving severance benefits, a participant must agree to release all claims against the Company and its affiliates and their respective officers and directors.

For additional information regarding these agreements, including a quantification of benefits that would be received by these officers had termination occurred on December 31, 2018, see the section titled “Potential Payments upon Termination or Change in Control” below.

Non-Qualified Deferred Compensation

The Company maintains a non-qualified deferred compensation plan in which our executive officers are permitted to participate. The Internal Revenue Code limits the amount of matching contributions that we can contribute to our traditional 401(k) plan for the benefit of our executives. The deferred compensation plan provides that we will make an annual matching contribution to plan participants in an amount equal to the difference between the matching contribution that the participant would have received under our 401(k) plan if those limitations under the Internal Revenue Code did not apply and the matching contribution that the employee actually received under our 401(k) plan. The balances in the plan are only available for investment in investment options that are also available under our 401(k) plan. We believe that it is fair to provide this plan to our executives because absent the limitations under the Internal Revenue Code, they would have otherwise received these amounts. The plan also permits us, but does not require us to, make additional, discretionary contributions. We did not make any discretionary contributions in 2018.

Limited Perquisites and No Tax Gross-Ups

As an online academic institution, APUS has deans, program directors, faculty members and others who live at great distance from our headquarters in Charles Town, West Virginia. As a result and because Charles Town has relatively limited options compared to what would be available if our headquarters were in a larger city, APUS has housing available for the use of visitors when they are visiting Charles Town. We allow members of our leadership team the opportunity to also utilize university housing when they are staying overnight in Charles Town, even if that is their principal place of business. In 2018, Dr. Boston took advantage of the housing benefit. In order that Dr. Boston can be more efficient and be able to work on his commute to Charles Town, we also provide Dr. Boston with the opportunity to utilize a car service for travel to and from Charles Town, in addition to other locations. In addition, in 2018, in connection with Mr. Dyberg’s hiring and pursuant to his employment agreement, we paid for or otherwise reimbursed certain of Mr. Dyberg’s relocation expenses, including expenses related to temporary housing, travel, and moving expenses, as well as closing costs for a new home. We did not provide a gross-up to our NEOs for any personal income taxes they incurred as a result of these benefits.

Role of Executives in Executive Compensation Decisions

Historically, our Chief Executive Officer has recommended to the Compensation Committee each element of compensation for all executive officers other than himself, and the Compensation Committee determines the target level of compensation for each executive officer.

The amount of each element of compensation for our Chief Executive Officer is determined by the Compensation Committee. Our Chief Executive Officer does not participate in deliberations relating to his own compensation. None of our other executive officers participates in any deliberations related to the setting of executive compensation.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are presenting the ratio of our Chief Executive Officer’s annual total compensation to our median employee’s annual total compensation.

In order to identify our median employee for purposes of calculating the ratio, we used the taxable wages for our approximately 2,800 employees other than our Chief Executive Officer as of December 31, 2018.

As set forth in the Summary Compensation Table appearing elsewhere in this Proxy Statement, the 2018 annual total compensation as determined under Item 402 of Regulation S-K for our Chief Executive Officer was $3,255,285. The 2018 annual total compensation for our median employee, who is a part-time faculty member at APUS, as determined on the same basis was $26,666. The ratio of our Chief Executive Officer’s annual total compensation to our median employee’s total compensation for 2018 is 122 to 1. This ratio was determined using reasonable estimates as permitted by the SEC’s rules and should not be used as a comparison with pay ratios disclosed by other companies.

COMPENSATION COMMITTEE REPORT

THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE THIS REPORT.

The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on its review and discussions with the Company’s management, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and in the Company’s Annual Report on Form 10-K (including by incorporation by reference to this Proxy Statement).

Compensation Committee (March 27, 2019)
MG (Ret) Barbara G. Fast, Chairperson
Eric C. Andersen
William G. Robinson, Jr.

COMPENSATION TABLES AND DISCLOSURES

Summary Compensation Table

Name and Principal Position(1)	Year	Salary(2)	Bonus(3)	Stock Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
Wallace E. Boston, Jr. President and Chief Executive Officer	2018	$678,500	—	$1,732,198	$788,756	$55,831	$3,255,285
	2017	$665,000	—	$1,139,691	$79,800	$82,184	$1,966,675
	2016	$650,000	—	$1,131,225	$383,500	$60,621	$2,225,346
Richard W. Sunderland, Jr. Executive Vice President, Chief Financial Officer	2018	$411,060	—	$411,545	$279,521	$20,618	$1,122,744
	2017	$403,000	—	$230,710	$32,340	$32,010	$698,060
	2016	$393,269	—	$229,141	$169,000	$19,853	$811,263
Patrik Dyberg Chief Technology Officer	2018	$234,932	$50,000	$652,413	$170,325	$56,012	$1,163,682
Thomas A. Beckett Senior Vice President, General Counsel and Secretary	2018	$280,500	—	$154,470	$181,624	$13,612	$630,206
	2017	$275,000	—	$92,884	$27,500	$11,953	$407,337
	2016	$228,846	—	$92,213	$125,580	$8,778	$455,527
Amy N. Panzarella Senior Vice President, Human Resources and Community Affairs	2018	$200,000	—	$90,112	$128,000	$9,168	$427,280
	2017	$200,000	—	$92,884	$17,500	$17,721	$328,105
	2016	$161,007	—	$42,635	$73,343	$8,319	$285,304
(1)	Information is provided for 2018 only for Mr. Dyberg because he was not an NEO in 2017 or 2016.
(2)	Values reflect the amounts actually paid to the NEOs for each year. For Mr. Dyberg, the amount reflects his annual base salary of $350,000 pro rated from his May 7, 2018 hire date to December 31, 2018.
(3)	Amount shown for Mr. Dyberg reflects a signing bonus paid to him in connection with his hire.
(4)	Amounts reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of RSUs and PSUs, excluding estimates of forfeiture. A discussion of the relevant assumptions used in calculating these equity awards can be found in Notes 2 and 10 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018. For this purpose, PSUs are valued assuming achievement at target, which was the probable outcome determined for accounting purposes at the time of grant. The target and maximum grant date values of performance share awards for 2018 are as follows:
Name	Grant Date Value at Target Performance	Grant Date Value at Maximum Performance
Wallace E. Boston, Jr.	$866,099	$1,732,198
Richard W. Sunderland, Jr.	$205,773	$411,546
Patrik Dyberg	$—	$—
Thomas A. Beckett	$77,235	$154,470
Amy N. Panzarella	$45,056	$90,112
(5)	Amounts represent annual incentive payments paid pursuant to our annual incentive compensation plan based upon the achievement of performance goals established by our Compensation Committee.
(6)	Amounts include, but are not limited to, 401(k) contribution matches made by us and non-qualified deferred compensation plan continuation matches made by us in respect of 2018, as follows:
Name	401(k) Match	Non-Qualified Deferred Compensation Plan Matching Contribution
Wallace E. Boston, Jr.	$11,000	$19,311
Richard W. Sunderland, Jr.	$11,000	$6,720
Patrik Dyberg	$7,000	$—
Thomas A. Beckett	$11,000	$1,312
Amy N. Panzarella	$8,748	$—

For Dr. Boston, amount for 2018 also includes $18,840 for utilization of a car service as well as payments in connection with housing in Charles Town, WV and club membership dues for a club that Dr. Boston used solely for business meetings in 2018. For Mr. Dyberg, amount for 2018 also includes $47,315 for expenses related to his relocation, including temporary housing, moving, and travel expenses, as well as closing costs for a new home.

2018 Grants of Plan-Based Awards

The following table sets forth information with respect to grants of plan-based awards to our NEOs during 2018:

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Stock or Units(3)	Grant Date Fair Value of Stock Awards(4)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Wallace E. Boston, Jr.	RSUs	1/15/2018							33,832	$866,099
	PSUs	1/15/2018				16,916	33,832	67,664		$866,099
	Annual Incentive Plan		$305,325	$610,650	$915,975
Richard W. Sunderland, Jr.	RSUs	1/15/2018							8,038	$205,773
	PSUs	1/15/2018				4,019	8,038	16,067		$205,773
	Annual Incentive Plan		$123,318	$205,530	$328,848
Patrik Dyberg	RSUs	5/7/2018							16,750	$652,413
	PSUs
	Annual Incentive Plan		$70,479	$117,466	$187,945
Thomas A. Beckett	RSUs	1/15/2018							3,017	$77,235
	PSUs	1/15/2018				1,509	3,017	6,034		$77,235
	Annual Incentive Plan		$56,100	$140,250	$196,350
Amy N. Panzarella	RSUs	1/15/2018							1,760	$45,056
	PSUs	1/15/2018				880	1,760	3,520		$45,056
	Annual Incentive Plan		$40,000	$100,000	$140,000
(1)	These columns show the range of possible cash payouts for 2018 performance pursuant to our annual incentive plan. Actual amounts paid out pursuant to the plan are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For a discussion of the performance goals established by the Compensation Committee for these awards, see the section titled “Annual Incentive Cash Compensation” in the Compensation Discussion and Analysis. The threshold amounts in this table represent the amounts that would have been paid if the threshold levels under each of the financial performance portion and the MBO portion of the annual incentive plan were achieved.
(2)	These columns show the range of PSUs that could be earned based on 2018 performance pursuant to the performance-based awards granted in 2018. PSUs earned vest over a three-year period. For a discussion of the performance goals established by the Compensation Committee for these awards, see the section titled “2018 Compensation Decisions — Equity Incentives” in the Compensation Discussion and Analysis.
(3)	This column shows the number of RSUs granted, which vest ratably over three years.
(4)	Amounts reflect the grant date fair value, computed in accordance with FASB ASC Topic 718.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

For each of our NEOs other than Mr. Beckett and Ms. Panzarella, the amounts disclosed in the tables above are in part a result of the terms of the NEOs’ employment agreements. We do not have employment agreements with Mr. Beckett or Ms. Panzarella.

Dr. Boston’s Employment Agreement. In June 2004, we entered into an employment agreement with Dr. Boston to serve as our president and Chief Executive Officer with an initial term of three years starting from June 21, 2004 and ending June 21, 2007, which was subsequently amended to provide for renewal until March 31, 2018 and automatically thereafter for additional one-year terms unless we give written notice of our intent not to renew at least 30 days prior to the renewal date. In December 2008, his employment agreement was amended to provide for technical compliance with certain U.S. Department of Treasury regulations. In April 2014, his agreement was amended and restated, in part to eliminate Dr. Boston’s entitlement to tax gross-up payments in connection with a change in control. In May 2016, his agreement was again amended and restated, including to increase his annual incentive target and stretch incentive. Pursuant to his amended and restated agreement, Dr. Boston’s base salary was set at $650,000 per year, subject to annual review and adjustment by our Compensation Committee. Under the agreement, Dr. Boston’s base salary may be reduced at any time as part of a general salary reduction to all employees with annual salaries in excess of $150,000, provided, however, that any reduction shall be no more than the lesser of the median percentage salary reduction applied to such employees or 20%. Dr. Boston’s employment agreement provides that he is entitled to participate in our annual incentive plan, under which he is eligible for an annual bonus of up to 90% of his base salary then in effect, and up to an additional 45% of his base salary as then in effect based upon the achievement of certain performance goals or certain “stretch” performance goals, respectively, as determined by the Compensation Committee.

In addition to a base salary and annual bonus, Dr. Boston is entitled to receive such other benefits approved by our Compensation Committee and made available to our other senior executives and to participate in plans and receive bonuses, incentive compensation and fringe benefits as we may grant or establish from time to time. Furthermore, under Dr. Boston’s employment agreement, we are required to pay or reimburse him for customary and reasonable moving expenses he incurs in connection with any subsequent relocation of our executive offices. Dr. Boston has agreed not to compete with us nor solicit our employees for alternative employment during the term of his agreement and for a period of two years after termination for any reason.

Dr. Boston’s base salary for 2018 and target annual incentive compensation plan award for 2018 are set forth in the tables above.

Mr. Sunderland’s Employment Agreement. We have entered into an employment agreement with Mr. Sunderland that has similar provisions to the provisions of Dr. Boston’s agreement discussed above, except with respect to his position, amounts relating to his base salary and annual bonus, and length and scope of restrictive covenants. In August 2014, we entered into an employment agreement with Mr. Sunderland to serve as Executive Vice President and Chief Financial Officer. Under his employment agreement, Mr. Sunderland’s initial term of employment ran until March 31, 2017 and automatically renews for additional one-year terms unless we give written notice of our intent not to renew at least 30 days prior to the renewal date. Pursuant to his agreement, Mr. Sunderland’s initial annual salary was set at $300,000, subject to annual review and adjustment by our Compensation Committee. Mr. Sunderland is eligible for an annual bonus of up to 50% of his base salary then in effect and up to an additional 30% of his base salary as then in effect based upon the achievement of certain performance goals or certain “stretch” performance goals, respectively, as determined by the Compensation Committee. Mr. Sunderland’s base salary for 2018 and target annual incentive compensation plan award for 2018 are set forth in the tables above.

In addition, the above employment agreement provides for payments upon certain terminations of the executive’s employment. For a description of these termination provisions, whether or not following a change in control, and a quantification of benefits that would be received by these executives see the section titled “Potential Payments Upon Termination or Change in Control” below.

Mr. Dyberg’s Employment Agreement. In May 2018, we entered into an employment agreement with Mr. Dyberg to serve as Executive Vice President and Chief Technology Officer. The term of Mr. Dyberg’s employment agreement ends on March 21, 2021, and automatically renews for additional one-year terms unless we give written notice of our intent not to renew at least 30 days prior to the renewal date. Mr. Dyberg’s employment agreement has similar provisions to the provisions of Dr. Boston’s and Mr. Sunderland’s agreements discussed above, except with respect to his position, amounts relating to his base salary and annual bonus, and the length and scope of his restrictive covenants. Pursuant to his agreement, Mr. Dyberg’s initial annual salary was set at $350,000, subject to annual review and adjustment by our Compensation Committee. Mr. Dyberg is eligible for an annual bonus of up to 50% of his base salary then in effect and up to an additional 30% of his base salary as then in effect based upon the achievement of certain performance goals or certain “stretch” performance goals, respectively, as determined by the Compensation Committee. Pursuant to his employment agreement, Mr. Dyberg received (i) a one-time signing bonus of $50,000, which must be returned to the Company if Mr. Dyberg’s employment is terminated within the first year of his employment by Mr. Dyberg without good reason or by the Company with cause, as defined in the agreement, (ii) an RSU grant of 16,750 shares of the common stock of the Company and (iii) payments to cover relocation expenses in connection with his hire. Mr. Dyberg’s base salary for 2018 and target annual incentive compensation plan award for 2018 are set forth in the tables above.

2018 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards at December 31, 2018 for our NEOs:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Wallace E. Boston, Jr.	138,374	3,938,124
Richard W. Sunderland, Jr.	30,951	880,865
Patrik Dyberg	16,750	476,705
Thomas A. Beckett	11,919	339,215
Amy N. Panzarella	7,670	218,288
(1)	Includes the number of shares underlying PSUs that were earned pursuant to the achievement of the 2018 performance metrics, as adjusted. Of the numbers of shares of stock shown, for the officers indicated, the following numbers of shares have vested or will vest on the dates indicated:
Name	Grant Date	Award Type	Vest Date	Number of Shares or Units of Stock That Have Not Vested
Wallace E. Boston, Jr.	1/17/2016	PSU	1/17/2019	10,705
	1/30/2017	PSU	1/30/2019	5,017
	1/30/2017	PSU	1/30/2020	5,015
	1/15/2018	PSU	3/6/2019	16,579
	1/15/2018	PSU	1/15/2020	16,577
	1/15/2018	PSU	1/15/2021	16,577
	1/17/2016	RSA	1/17/2019	14,465
	1/30/2017	RSU	1/30/2019	9,804
	1/30/2017	RSU	1/30/2020	9,803
	1/15/2018	RSU	1/15/2019	11,278
	1/15/2018	RSU	1/15/2020	11,277
	1/15/2018	RSU	1/15/2021	11,277
Richard W. Sunderland, Jr.	1/17/2016	PSU	1/17/2019	2,168
	1/30/2017	PSU	1/30/2019	1,016
	1/30/2017	PSU	1/30/2020	1,014
	1/15/2018	PSU	3/6/2019	3,940
	1/15/2018	PSU	1/15/2020	3,938
	1/15/2018	PSU	1/15/2021	3,938
	1/17/2016	RSA	1/17/2019	2,930
	1/30/2017	RSU	1/30/2019	1,985
	1/30/2017	RSU	1/30/2020	1,984
	1/15/2018	RSU	1/15/2019	2,680
	1/15/2018	RSU	1/15/2020	2,679
	1/15/2018	RSU	1/15/2021	2,679
Patrik Dyberg	5/7/2018	RSU	1/15/2019	5,584
	5/7/2018	RSU	1/15/2020	5,583
	5/7/2018	RSU	1/15/2021	5,583

Name	Grant Date	Award Type	Vest Date	Number of Shares or Units of Stock That Have Not Vested
Thomas A. Beckett	1/17/2016	PSU	1/17/2019	873
	1/30/2017	PSU	1/30/2019	410
	1/30/2017	PSU	1/30/2020	407
	1/15/2018	PSU	3/6/2019	1,479
	1/15/2018	PSU	1/15/2020	1,478
	1/15/2018	PSU	1/15/2021	1,478
	1/17/2016	RSA	1/17/2019	1,179
	1/30/2017	RSU	1/30/2019	799
	1/30/2017	RSU	1/30/2020	799
	1/15/2018	RSU	1/15/2019	1,006
	1/15/2018	RSU	1/15/2020	1,006
	1/15/2018	RSU	1/15/2021	1,005
Amy N. Panzarella	1/30/2017	PSU	1/30/2019	410
	1/30/2017	PSU	1/30/2020	407
	1/15/2018	PSU	3/6/2019	863
	1/15/2018	PSU	1/15/2020	862
	1/15/2018	PSU	1/15/2021	862
	1/17/2016	RSA	1/17/2019	908
	1/30/2017	RSU	1/30/2019	799
	1/30/2017	RSU	1/30/2020	799
	1/15/2018	RSU	1/15/2019	587
	1/15/2018	RSU	1/15/2020	587
	1/15/2018	RSU	1/15/2021	586
(2)	The market value of the shares of common stock that have not vested is based on the closing price of our common stock on Nasdaq on December 31, 2018 (the last trading day of 2018), $28.46.

Option Exercises and Stock Vested

There were no option exercises by our NEOs during 2018. The following table sets forth information with respect to shares of restricted stock held by our NEOs that vested during 2018:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Wallace E. Boston, Jr.	51,143	1,387,119
Richard W. Sunderland, Jr.	10,351	280,753
Patrik Dyberg	—	—
Thomas A. Beckett	3,260	89,803
Amy N. Panzarella	2,117	60,200
(1)	The value realized on vesting is based on the closing price of our common stock on Nasdaq on the day of vesting, multiplied by the number of shares acquired.

Nonqualified Deferred Compensation

The following table sets forth information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified during 2018:

Name	Executive Contributions in Last FY	Registrant Contributions for Last FY(1)	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
Wallace E. Boston, Jr.	—	$19,311	$2,871	—	$219,078
Richard W. Sunderland, Jr.	—	$6,720	$42	—	$31,345
Patrik Dyberg	—	$—	$—	—	$—
Thomas A. Beckett	—	$1,312	$(7)	—	$6,124
Amy N. Panzarella	—	$—	$(2)	—	$123
(1)	Includes amounts contributed by the Company in 2019 with respect to 2018 as matching contributions. All amounts are reported in the Summary Compensation Table above.
(2)	Amounts reflected in this column include changes in plan values during 2018, as well as any dividends and interest earned by the plan participant with regard to the investment funds chosen by such participant during the fiscal year.
(3)	All amounts have been reported in the Summary Compensation Table above or in previous years.

Potential Payments Upon Termination or Change in Control

The section below describes the payments that may be made to our NEOs in connection with a change in control or pursuant to certain termination events. The employment agreements for Dr. Boston, Mr. Sunderland and Mr. Dyberg, described above, include provisions that provide for payments to them in the event of certain terminations of their respective employment.

Mr. Beckett and Ms. Panzarella do not have employment agreements, but are covered by the Company’s Executive Severance Plan.

As described in more detail below, in the event of a voluntary resignation of an NEO without “good reason” (as defined below), the NEO is not entitled to any payments or benefits upon such resignation other than certain accrued but unpaid salary and benefits.

Termination for cause, without good reason or by reason of death. In the event that Dr. Boston’s, Mr. Sunderland’s or Mr. Dyberg’s employment is terminated by us for “cause,” by the executive without “good reason,” or by reason of death (each of “cause” and “good reason” as defined below), we will pay to each of them or their estate, as the case may be, (i) his full base salary through the date of termination, (ii) any previously deferred and unpaid compensation and any unpaid accrued vacation pay, and (iii) any earned, but unpaid, amounts the executive is entitled to as of the date of termination in connection with any fringe benefits or under any of our incentive compensation plans or programs, including the annual incentive bonus (together, the “Base Amounts”).

In the event that Mr. Beckett’s or Ms. Panzarella’s service to the Company is terminated by us for “cause,” by the executive without “good reason,” or by reason of death (each of “cause” and “good reason” as defined below), we will pay to each of them or their estate, as the case may be, (i) his or her full base salary through the date of termination, (ii) any unpaid accrued vacation pay and unreimbursed business expenses accrued through the date of termination, (iii) any benefits provided under the Company’s employment benefit plans upon or following a termination of employment (together, the “Accrued Amounts”), and (iv) the bonus, if any, earned with respect to the calendar year ending on or preceding the termination date, to the extent not previously paid (the “Earned Bonus”).

Termination by reason of disability. If Dr. Boston’s, Mr. Sunderland’s or Mr. Dyberg’s employment is terminated by reason of disability, we are required to pay to them, in a lump sum within 30 days of the date of termination, an amount equal to (i) his base salary through the date of termination, (ii) his annual incentive bonus, to the extent the Company and the executive were then satisfying applicable performance targets, adjusted for the short period through the date of termination, for such bonus, prorated for the period of the executive’s service during the applicable year, and (iii) any previously deferred and unpaid compensation and unpaid accrued vacation pay (together, the “Accrued Obligations”). In addition, subject to the executive’s timely execution of a release of claims, we are further required to pay to the executive an amount equal to the sum of (i) the executive’s annual base salary paid in installments in accordance with our normal payroll practices for a period of 18 months (for Mr. Dyberg and Mr. Sunderland) or 24 months (for Dr. Boston) (the “Salary Continuation Payments”) and (ii) the executive’s annual incentive bonus, to the extent the Company and the executive were then satisfying applicable performance targets, adjusted for the short period, after the date of termination to the end of the calendar year for such bonus and as to the remainder of the 18-month period (for Mr. Sunderland and Mr. Dyberg) or 24-month period (for Dr. Boston) following the date of termination (the “Bonus Period”), if net income increased from the same period in the prior year and the performance targets established for the successor executive were being satisfied for that period, paid in installments in accordance with our normal payroll practices over the Bonus Period (for Dr. Boston and Mr. Sunderland) or paid in two installments, one within 60 days after the end of the year in which the termination occurred, and the second within 60 days after the end of the Bonus Period (for Mr. Dyberg) (the “Bonus Continuation Payments”). These payments shall be reduced by the sum of the amounts, if any, payable to the executive at or prior to the time of any payment under our disability benefit plans and which amounts were not previously applied to reduce any payment, all in a manner that complies with Section 409A of the Internal Revenue Code of 1986, as amended.

If Mr. Beckett’s or Ms. Panzarella’s employment is terminated by reason of disability, we are required pursuant to the terms of the Executive Severance Plan to pay to them the Accrued Amounts and Earned Bonus.

Termination other than for cause or disability or for good reason. In the event that we terminate Dr. Boston’s, Mr. Sunderland’s or Mr. Dyberg’s employment other than for cause or disability or they terminate their employment for good reason, we are required to pay, or provide, to the executive (subject to the NEO’s timely execution of a release of claims in respect of all but the first item below), as applicable:

•	in a lump sum within 30 days of the date of termination, the Accrued Obligations;
•	the Salary Continuation Payments;
•	the Bonus Continuation Payments;
•	for a period of 24 months following the date of termination (for Dr. Boston) or 12 months following the date of termination (for Mr. Sunderland and Mr. Dyberg) or for any longer period provided for under the terms of the appropriate plan, program, practice or policy, a continuation of benefits to the executive and/or his or her family at a level and in an amount that is at least equal to that which would have been provided by us to them had the executive continued his employment, provided, however, that we may elect to pay the executive a payment equal to 24 or 12 months’ (as applicable) premiums under our benefit plans in lieu of the continuation of such benefits, and provided, further, that if the executive becomes reemployed with another employer and is eligible to receive any of the benefits that had been provided by us, then the benefits we provide shall be secondary;
•	to the extent not otherwise paid or provided, for a period of 24 months following the date of termination (for Dr. Boston) or 12 months following the date of termination (for Mr. Sunderland and Mr. Dyberg), any other amounts or benefits required to be paid or provided or which the executive is eligible to receive under any of our other existing benefit schemes; and
•	for Dr. Boston only, to the extent that less than 33 1/3% of all outstanding equity awards granted to him under any of our equity incentive plans are vested on the date of termination, such additional equity awards will immediately accelerate, vest, and become exercisable in accordance with their terms, assuming target level achievement for purposes of any performance-based awards.

In the event that we terminate Mr. Beckett’s or Ms. Panzarella’s employment other than for cause or disability or they terminate their employment for good reason, we are required to pay, or provide, to the executive (subject to the executive’s timely execution of a release of claims and other certain restrictive covenants): (i) the Accrued Amounts; (ii) the Earned Bonus; (iii) an amount equal to his or her base salary in effect immediately prior to the date of termination plus the product of (x) the annual cash bonus that would have been earned for the entire calendar year in which the date of termination occurs based on the actual level of achievement of any Company performance goals for such year and the higher of the actual or target level of achievement of any individual performance goals for such year; and (y) a fraction, the numerator of which is the number of days the executive was employed by the Company during the calendar year in which the date of termination occurs and the denominator of which is the number of days in such year, paid on the date that annual bonuses are paid to the Company’s executives or the 61st day following the date of termination; and (iv) any amount, determined in the sole discretion of the Committee, equal to 12 times the difference between (x) the monthly COBRA premium paid by the executive for group health plan coverage and (y) the monthly premium amount paid by the executive immediately prior to the date of termination for the same coverage, payable in a single lump sum on the 61st day following the date of termination.

Termination following a change of control. If within 180 days after a change of control (as defined below), we terminate Dr. Boston’s, Mr. Sunderland’s, or Mr. Dyberg’s employment other than for cause or disability or the executive terminates his employment for good reason, we are required to pay, or provide, to the executive (subject to the NEO’s timely execution of a release of claims in respect of all but the first item below):

•	in a lump sum within 30 days of the effective date of termination, the Accrued Obligations;
•	an amount equal to the sum of (i) two times the executive’s annual base salary and (ii) two times the executive’s annual incentive bonus, to the extent the Company and the executive were then satisfying applicable performance targets, adjusted for the short period, in a lump sum within 60 days of the effective date of termination;
•	for a period of 24 months following the date of termination (for Dr. Boston) or 12 months following the date of termination (for Mr. Sunderland and Mr. Dyberg) or for any longer period provided for under the terms of the appropriate plan, program, practice, or policy, a continuation of benefits to the executive and/or his or her family at a level and in an amount that is at least equal to that which would have been provided by us to them had the executive continued his or her employment, provided, however, that we may elect to pay the executive a payment equal to 24 or 12 months’ (as applicable) premiums under our benefit plans in lieu of the continuation of such benefits, and provided, further, that if the executive becomes reemployed with another employer and is eligible to receive any of the benefits that had been provided by us, then the benefits we provide shall be secondary; and
•	to the extent not otherwise paid or provided, for a period of 24 months following the date of termination (for Dr. Boston) or 12 months following the date of termination (for Mr. Sunderland and Mr. Dyberg), any other amounts or benefits required to be paid or provided or which the executive is eligible to receive under any of our other existing benefit schemes.

In the event that any amounts payable or benefits to be provided to the executive under the employment agreement or otherwise would be nondeductible to us by reason of Section 280G of the Code and would subject the executive to the excise tax imposed by Section 4999 of the Code, then such payments and/or benefits will be reduced to the extent necessary so that such payments or benefits will no longer be ineligible for deduction by reason of Section 280G of the Code or subject to the excise tax imposed by Section 4999 of the Code unless the executive would receive at least $50,000 more on a net after-tax basis if such payments and benefits were not reduced.

If within six months after a change of control, we terminate Mr. Beckett’s or Ms. Panzarella’s employment without cause or the executive terminates his or her employment for good reason (as defined below), the executive shall be entitled to receive the Accrued Amounts and the Earned Bonus. In addition, we are required to pay to the executive (subject to the executive’s timely execution of a release of claims and other certain restrictive covenants):

•	an amount equal to the 1.5 times the sum of the base salary in effect, plus the executive’s target annual bonus for the year in which the date of termination occurs, payable in a single lump sum on the 61st day following the date of termination; and
•	an amount, determined in the sole discretion of the Committee, equal to 18 times the difference between (x) the monthly COBRA premium paid by the executive for group health plan coverage for the executive, and (y) the monthly premium amount paid by the executive immediately prior to the date of termination for the same coverage, payable in a single lump sum on the 61st day following the date of termination.

Acceleration of equity awards upon termination for death, for disability or following a change of control. Under Dr. Boston’s, Mr. Sunderland’s, and Mr. Dyberg’s employment agreements, all equity awards granted to the NEO under any of our equity incentive plans that are outstanding immediately prior to the following events will vest and become fully exercisable as follows: (i) upon termination of the executive’s employment by the executive’s death; (ii) upon our termination of the executive’s employment for disability; or (iii) upon termination of the executive’s employment, in the 12-month period following a change of control, (a) by us for any reason other than for disability or cause, or for no reason at all, or (b) by the executive for good reason. However, for purposes of clauses (i) and (ii) above, any equity awards that are subject to performance conditions for a performance period not yet completed will be deemed to be vested and exercisable in a pro-rated amount equivalent to the portion of the performance period that has passed and assuming achievement of the performance conditions for that period at the “target” level, and, for purposes of clause (iii) above, any equity awards that are subject to performance conditions for a performance period not yet completed will be deemed to be vested and exercisable in full at the “target” level.

The Executive Severance Plan does not affect the term of any outstanding equity awards. In the event Mr. Beckett or Ms. Panzarella’s employment is terminated, the treatment of any outstanding equity awards is determined in accordance with the terms of the Company equity plan or plans under which they were granted and any applicable award agreements.

Terms defined in employment agreements. For purposes of Dr. Boston’s, Mr. Sunderland’s, and Mr. Dyberg’s employment agreements, the following definitions apply:

“Cause” means:

•	refusal by the NEO to follow a lawful written order of the Chairman of our Board, the Board, or for each NEO except Dr. Boston, our Chief Executive Officer;
•	the NEO’s engagement in conduct materially injurious to us or our reputation;
•	dishonesty of a material nature that relates to the performance of the NEO’s duties under his or her employment agreement;
•	the NEO’s conviction for any crime involving moral turpitude or any felony; or
•	the NEO’s continued failure to perform his or her duties under his or her employment agreement (except due to the NEO’s incapacity as a result of physical or mental illness) to the satisfaction of the Board for a period of at least 30 consecutive days after written notice is delivered to the NEO specifically identifying the manner in which the NEO has failed to perform his or her duties.

“Change of control” generally means:

•	our dissolution or liquidation, or a merger, consolidation or reorganization of us with one or more other entities in which we are not the surviving entity;

•	a sale of substantially all of our assets to another person or entity; or
•	any transaction (including without limitation a merger or reorganization in which we are the surviving entity) which results in any person or entity owning 50% or more of the combined voting power of all classes of our stock.

“Good reason” generally means:

•	the assignment to the NEO of duties inconsistent in any material respect with the NEO’s position as set forth in, or in accordance with, his or her employment agreement, excluding an isolated, insubstantial and inadvertent action that we remedy promptly after receipt of notice from the NEO;
•	any material failure by us to comply with any provisions of the NEO’s employment agreement, excluding an isolated, insubstantial and inadvertent failure that we remedy promptly after receipt of notice from the NEO;
•	there is a change of control and the NEO does not continue in his or her position, or any other office he or she holds at the time of the transaction, of the most senior resulting entity succeeding to our business; or
•	any material failure by us to require any successor or any party that acquires control of us, whether directly or indirectly, by purchase, merger, consolidation or otherwise, or all or substantially all of our business and/or assets to assume expressly and agree to perform the NEO’s employment agreement in the same manner and to the same extent.

None of the foregoing constitute good reason if the executive consents in writing to such event, and none of the foregoing constitute good reason unless the NEO provides notice to us within 90 days of the initial existence of such grounds and we fail to cure the asserted grounds for good reason within 30 days of receipt of such notice from the NEO. In order to terminate his or her employment for good reason, the NEO must terminate employment within 30 days of the end of the cure period if the breach has not been cured.

Terms defined in the Executive Severance Plan. For purposes of the Executive Severance Plan, which currently only applies to Mr. Beckett and Ms. Panzarella, the following definitions apply:

“Cause” means:

•	gross negligence or willful misconduct in connection with the performance of duties;
•	conviction of, or pleading guilty or nolo contendere to, a criminal offense (other than minor traffic offenses); or
•	material breach of any term of any employment, consulting or other services, confidentiality, intellectual property, or non-competition agreements, if any, between such executive and the Company or an affiliate.

“Change of control” generally means:

•	the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity;
•	a sale of substantially all of the assets of the Company to another person (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act); or
•	any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person owning 50% or more of the combined voting power of all classes of common stock of the Company.

“Good reason” generally means:

•	a material diminution in the executive’s authority, duties or responsibilities;
•	a material reduction in the executive’s base salary; or
•	a material change in the geographic location at which the executive must perform services, including a required relocation of the executive’s principal place of employment of more than 50 miles.

Equity Retirement Policy. In July 2016, the Compensation Committee approved the Equity Retirement Policy, to be effective January 1, 2017. The Equity Retirement Policy provides for accelerated vesting at retirement of any (i) time-based awards and (ii) subject to the achievement of the applicable performance measure, performance-based awards, that were granted at least one year prior to the date of retirement. The Equity Retirement Policy applies to employees who have voluntarily terminated service, reached an age of 62 years, and provided at least 10 years of service to the Company.

The only NEO eligible for the Equity Retirement Policy in 2018 was Dr. Boston.

Payment and Benefit Estimates

The table below was prepared to reflect the estimated payments that would have been made pursuant to the employment agreements and arrangements described above. The estimated payments were calculated as though the applicable triggering event occurred, and the NEO’s employment was terminated, or the applicable change in control occurred, on December 31, 2018 (the last trading day of 2018), using the closing price of our common stock on Nasdaq of $28.46 on December 31, 2018. As discussed in the narrative above, upon termination for cause or by the NEO without good reason, the NEO is generally only entitled to receive amounts he is owed as of the termination date (e.g., salary, benefits, and, in limited cases, any previously earned, but unpaid, annual incentive compensation). Assuming a termination date of December 31, 2018, these amounts are set forth in the tables above, and we have not included these earned, but unpaid amounts, in the termination events included in the table below.

	Aggregate Severance Pay(1) ($)	Accelerated Vesting of Equity Awards ($)	Welfare Benefits Continuation ($)	Total ($)
Wallace E. Boston, Jr.
Termination by Reason of Disability	$2,578,300	$3,938,124	—	$6,516,424
Termination other than for Cause or Disability or by Executive for Good Reason	$2,578,300	$1,161,861	$62,666	$3,802,827
Termination other than for Cause or by Executive for Good Reason within 180 days of a Change in Control	$2,578,300	$3,938,124	$62,666	$6,579,090
Termination other than for Cause or by Executive for Good Reason within 12 months of a Change in Control	$2,578,300	$3,938,124	$62,666	$6,579,090
Termination by Reason of Death	$2,578,300	$3,938,124	—	$6,516,424
Richard W. Sunderland, Jr.
Termination by Reason of Disability	$924,885	$880,865	—	$1,805,750
Termination other than for Cause or Disability or by Executive for Good Reason	$924,885	—	$19,889	$944,774
Termination other than for Cause or by Executive for Good Reason within 180 days of a Change in Control	$1,233,180	$880,865	$19,889	$2,133,934
Termination other than for Cause or by Executive for Good Reason within 12 months of a Change in Control	$924,885	$880,865	$19,889	$1,825,639
Termination by Reason of Death	—	$880,865	—	$880,865
Patrik Dyberg
Termination by Reason of Disability	$787,500	$476,705	—	$1,264,205
Termination other than for Cause or Disability or by Executive for Good Reason	$787,500	$—	$14,450	$801,950
Termination other than for Cause or by Executive for Good Reason within 180 days of a Change in Control	$1,050,000	$476,705	$14,450	$1,541,155
Termination other than for Cause or by Executive for Good Reason within 12 months of a Change in Control	$787,500	$476,705	$14,450	$1,278,655
Termination by Reason of Death	—	$476,705	—	$476,705
Thomas A. Beckett
Termination by Reason of Disability	$—	$339,215	—	$399,215
Termination other than for Cause or Disability or by Executive for Good Reason	$462,124	$339,215	$18,301	$819,640
Termination other than for Cause or by Executive for Good Reason within six months of a Change in Control	$631,125	$339,215	$27,452	$997,792
Amy N. Panzarella
Termination by Reason of Disability	—	$218,288	—	$218,288
Termination other than for Cause or Disability or by Executive for Good Reason	$328,000	$218,288	$4,065	$550,353
Termination other than for Cause or by Executive for Good Reason within six months of a Change in Control	$350,000	$218,288	$6,098	$574,386
(1)	We have assumed for purposes of calculating the aggregate severance pay that our financial performance and the NEO’s successor’s performance would be sufficient for the NEO to receive the maximum payout.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plan information as of December 31, 2018. All equity compensation plans have been approved by Company stockholders.

Plan	Number of securities to be issued upon exercise of outstanding options (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by Company stockholders	—	$—	1,603,035
Equity compensation plans not approved by Company stockholders	—	$—	—
Total	—	$—	1,603,035

PROPOSAL NO. 2 — ADVISORY VOTE ON THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking stockholder input on the compensation of our named executive officers as disclosed in this Proxy Statement. We have determined to hold this vote annually. The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We believe that the supply of qualified executive talent is limited and have designed our compensation programs to help us attract and retain qualified candidates by offering compensation that is competitive within the for-profit education industry and the broader market for executive talent.

As described in the Compensation Discussion and Analysis beginning on page 23 of this Proxy Statement, our executive compensation program is designed to provide competitive levels of compensation that are based on performance metrics, reflect the level of capability and effort required to achieve our corporate goals and encourage continuous quality improvement. By paying for performance, we believe that we align the interests of our executive officers with those of our stockholders. We also believe that an effective executive compensation program assists us in attracting and retaining qualified executives who will contribute to the Company’s financial performance and drive the continued creation of stockholder value.

To achieve these objectives, we adhere to the following principles:

•	compensation should be directly related to achievement of our corporate goals as measured through individual management objectives and through earnings results;
•	an emphasis on equity-based compensation aligns the long-term interests of executive officers and stockholders; and
•	NEO’s compensation must be evaluated against opportunities offered by companies that are similar to, and competitive with, us in the market for executive talent.

Our executive compensation program also includes features specifically intended to align the interests of our NEOs with those of our stockholders, such as:

•	each of our executives is expected to own shares of the Company’s common stock with a value ranging from one to six times the executive’s base salary, depending on position;
•	the use of equity awards, the value of which is contingent on our long-term performance; and
•	equity awards are comprised of a mixture of RSUs that vest over three years and PSUs that vest over three years, subject to achievement of a free cash flow target.

We believe our executive compensation program achieves our compensation principles, properly aligns the interests of our NEOs and our stockholders and is deserving of stockholder support. We believe that stockholders should also consider the following when determining whether to approve the compensation of our NEOs as presented in this Proxy Statement:

•	the Compensation Committee utilizes Willis Towers Watson, an independent compensation consulting firm, to assist the Committee in determining compensation;
•	our NEOs are prohibited from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of our securities;
•	our equity awards have been granted with three-year minimum vesting periods, and our equity plans prohibit repricing or replacement of outstanding option awards;
•	upon a “change of control” the NEOs only receive severance payments in connection with a termination of their employment; and

•	the employment agreements with our NEOs do not include tax-gross up payments in connection with a “change of control.”

For these reasons, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the American Public Education, Inc. named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any other related disclosure, is hereby APPROVED.”

The vote is advisory and is not binding on the Company, the Board or the Compensation Committee of the Board. However, the Compensation Committee of the Board expects to take into account the outcome of the vote as it continues to consider our executive compensation program.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the Audit Committee’s appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

In 2018, the Audit Committee undertook a competitive review process to select our independent registered public accounting firm for the year ended December 31, 2018. In conducting this process, the Audit Committee invited several independent registered public accounting firms to submit proposals for their services and to provide detailed information on their firms. On June 11, 2018, following the conclusion of this process, the Audit Committee approved the engagement of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2018, and dismissed RSM as our independent registered public accounting firm. The Audit Committee has again selected Deloitte as our independent registered accounting firm for the year ended December 31, 2019 and believes that the retention of Deloitte for the 2019 fiscal year is in the best interest of the Company and its stockholders.

The Audit Committee has ultimate authority and responsibility for the appointment, termination, compensation, evaluation, and oversight of our independent registered public accounting firm and annually evaluates the performance of our independent registered public accounting firm. The Audit Committee also evaluates and approves the selection of the lead engagement partner.

Although ratification is not required by our Bylaws or otherwise, the Board is submitting the appointment of Deloitte to our stockholders for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement at the meeting if they desire to do so, and they will be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

Principal Accountant Fees and Services

We regularly review the services and fees of our independent accountants. These services and fees are also reviewed by the Audit Committee on an annual basis. The following table summarizes the aggregate fees billed by Deloitte for the fiscal year ended December 31, 2018 and, for comparison purposes, the aggregate fees billed by RSM for the fiscal year ended December 31, 2017.

Fee Category	2018	2017
Audit Fees	$611,359	$545,475
Audit-Related Fees	$—	$83,500
Tax Fees	$—	$—
All Other Fees	$283,700	$83,500
Total Fees	$895,059	$686,700

Audit Fees. Consist of fees billed for professional services rendered for the audit of our annual financial statements and review of financial statements included in our Quarterly Reports on Form 10-Q and services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

Tax Fees. Consist of fees billed for tax compliance, tax advice and tax planning services and include fees for tax return preparation.

All Other Fees. Consist of fees billed for products and services other than those described above under Audit Fees, Audit-Related Fees and Tax Fees, including advisory services related to potential acquisitions.

During the fiscal year ended December 31, 2018, Deloitte provided various services in addition to auditing our financial statements. The Audit Committee has determined that the provision of such services is compatible with maintaining Deloitte’s independence. In 2018, all fees paid to Deloitte were pre-approved pursuant to the policy described below.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee reviews with Deloitte and management the plan and scope of Deloitte’s proposed annual financial audit and quarterly reviews, including the procedures to be utilized and Deloitte’s compensation. The Audit Committee also pre-approves all auditing services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by Deloitte, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with applicable law and listing standards, provided that the decisions of such Audit Committee member or members must be presented to the full Audit Committee at its next scheduled meeting. All of the RSM services in 2017 and 2018 and all of the Deloitte services in 2018 were pre-approved by the Audit Committee in accordance with this policy.

Additional Information Regarding Change of Independent Registered Accounting Firms

The audit reports of RSM on the financial statements of the Company as of and for the years ended December 31, 2017 and 2016 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2017 and 2016, and the subsequent interim period through June 11, 2018, there were no: (i) “disagreements,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, between the Company and RSM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of RSM, would have caused RSM to make reference in connection with their opinion to the subject matter of the disagreement; or (ii) “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K. During the fiscal years ended December 31, 2017 and 2016 and the subsequent interim period through June 11, 2018, neither the Company nor anyone acting on its behalf consulted Deloitte with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of either a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

AUDIT COMMITTEE REPORT

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE THIS REPORT.

During 2018, the Audit Committee of the Board of Directors of American Public Education, Inc. consisted entirely of independent directors: Ms. Halle, who serves as the chairperson, Mr. Andersen, Dr. Kurshan, and Mr. Landon. The Audit Committee operates under a written charter adopted by the Board, which is available in the “Governance — Governance and Ethics Documents” section of our corporate website, which is www.apei.com. The information on our corporate website is not incorporated by reference into the Proxy Statement for the 2019 Annual Meeting of Stockholders. The Audit Committee reviews the charter and proposes necessary changes to the Board on an annual basis.

During the fiscal year ended December 31, 2018, the Audit Committee fulfilled its duties and responsibilities generally as outlined in its charter. The Audit Committee:

•	reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2018;
•	discussed with Deloitte & Touche LLP, our independent auditors for fiscal 2018, the matters required to be discussed under applicable Public Company Accounting Oversight Board standards; and
•	received the written disclosures and the letter from Deloitte & Touche LLP required under applicable Public Company Accounting Oversight Board standards regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the independent auditors their independence.

On the basis of the review and discussions referenced above, the Audit Committee recommended to the Board that the audited financial statements be included in American Public Education Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the Securities and Exchange Commission. In addition, the Audit Committee has appointed, subject to stockholder ratification, Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2019.

AUDIT COMMITTEE (March 6, 2019)

Jean C. Halle, Chairperson
Eric C. Andersen
Dr. Barbara L. Kurshan
Timothy J. Landon

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and holders of more than 10% of our common stock to file reports of ownership of our equity securities. To our knowledge, based solely on review of the copies of such reports furnished to us related to the year ended December 31, 2018, all such reports were made on a timely basis, except that Dr. Wallace E. Boston, Jr., Richard W. Sunderland, Jr., Patrik Dyberg, Thomas Beckett, and Amy Panzarella each failed to timely file one Form 4 reporting one transaction.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of March 22, 2019 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each NEO (as set forth in the Summary Compensation Table above), and all directors and executive officers as a group:

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percentage of Class
More than 5% Stockholders
T. Rowe Price Associates, Inc.(2)	2,984,187	18.0%
BlackRock, Inc.(3)	2,380,988	14.4%
Dimensional Fund Advisors LP(4)	1,368,622	8.3%
Renaissance Technologies, LLC(5)	1,305,393	7.9%
The Vanguard Group, Inc.(6)	1,265,593	7.6%
Directors and Named Executive Officers
Eric C. Andersen	10,275	*
Thomas A. Beckett	4,660	*
Dr. Wallace E. Boston, Jr.	322,617	1.9%
Patrik Dyberg	3,730	*
MG (Ret) Barbara G. Fast	16,140	*
Jean C. Halle	21,207	*
Dr. Barbara L. Kurshan	8,930	*
Timothy J. Landon	15,134	*
Amy N. Panzarella	5,322	*
William G. Robinson, Jr.	6,808	*
Richard W. Sunderland, Jr.	32,600	*
All of our directors and executive officers as a group (11 persons)	447,573	2.7%
*	Represents beneficial ownership of less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. As of March 22, 2019, there were 16,586,160 shares of common stock outstanding.
(2)	Based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 14, 2019. The stockholder’s address is 100 E. Pratt Street, Baltimore, Maryland 21202. The stockholder is deemed to be the beneficial owner with sole dispositive power with respect to 2,984,187 shares of the Company’s stock as the result of being an investment advisor. The stockholder has sole voting power with respect to 721,483 shares, and T. Rowe Price Small-Cap Value Fund, Inc., for which T. Rowe Price Associates, Inc. serves as investment adviser, has sole voting power with respect to 1,305,160 shares.
(3)	Based solely on a Schedule 13G/A filed by BlackRock, Inc. on January 24, 2019. The stockholder’s address is 55 East 52nd Street New York, New York 10055. This stockholder is deemed to be the beneficial owner with sole dispositive power with respect to 2,380,988 shares of the Company’s common stock as a result of being a parent holding company or control person. The stockholder has sole voting power with respect to 2,338,414 of these shares.

(4)	Based solely on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 8, 2019. The stockholder’s address is Building Once, 6300 Bee Cave Road, Austin, Texas, 78746. The stockholder is deemed to be the beneficial owner with sole dispositive power with respect to 1,368,622 shares of the Company’s stock as the result of acting as an investment advisor. The stockholder has sole voting power with respect to 1,290,536 of these shares.
(5)	Based solely on a Schedule 13G/A filed by Renaissance Technologies LLC (“RTC”) and Renaissance Technologies Holdings Corporation (“RTHC”) on February 13, 2019. The stockholders’ address is 800 Third Ave, New York, New York, 10022. RTC is deemed to be the beneficial owner of these shares of the Company’s common stock as a result of being an investment advisor, and RTHC as a result of its majority ownerhship of RTC. RTC and RTHC have sole voting power with respect to 1,262,293 of these shares, sole dispositive power with respect to 1,271,520 of these shares and shared dispositive power with respect to 33,873 of these shares.
(6)	Based solely on a Schedule 13G/A filed by The Vanguard Group, Inc. on February 11, 2019. The stockholder’s address is 100 Vanguard Blvd., Malvern, PA 19355. This stockholder is deemed to be the beneficial owner with sole dispositive power with respect to 1,249,060 shares of the Company’s common stock and has shared dispositive power with respect to 16,543 shares the Company’s common stock as a result of being an investment adviser. The stockholder has sole voting power with respect to 16,681 of these shares and shared voting power with respect to 1,335 of these shares.

GENERAL MATTERS

Availability of Certain Documents

A copy of our 2018 Annual Report on Form 10-K has been posted on the Internet along with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. We will mail without charge, upon written request, a copy of our 2018 Annual Report on Form 10-K including exhibits. Please send a written request to our Corporate Secretary at:

American Public Education, Inc.
111 W. Congress Street
Charles Town, West Virginia 25414
Attention: Corporate Secretary

The charters for our Audit, Compensation, and Nominating and Corporate Governance Committees, as well as our Guidelines and our Code of Ethics, are in the Governance section of our corporate website, which is www.apei.com, and are also available in print without charge upon written request to our Corporate Secretary at the address above. The information on our corporate website is not incorporated by reference into this Proxy Statement.

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by the bank or broker from one or more of the stockholders within the household. We will promptly deliver a separate copy of the proxy materials to such stockholders upon receipt of a written or oral request to our Corporate Secretary at the address above, or by calling (304) 724-3700.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. As required be SEC rules, in order to be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Corporate Secretary at our principal executive offices not less than 120 calendar days before the anniversary of the date the proxy statement is released to stockholders in connection with the previous year’s annual meeting, which is no later than November 30, 2019.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Our Bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Corporate Secretary at American Public Education, Inc., 111 W. Congress Street, Charles Town, West Virginia 25414, Attn: Corporate Secretary. To be timely for the 2020 Annual Meeting, the stockholder’s notice must be delivered to or mailed and received by us not more than 120 days, and not less than 90 days, before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or 60 days after such anniversary date, we must receive the notice no later than the later of the 90th day prior to such annual meeting or the close of business on the tenth day following the day on which we provide notice or public disclosure of the date of the meeting. Assuming the date of our 2020 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2020 annual meeting must notify us no earlier than January 11, 2020 and no later than February 10, 2020. Such notice must provide the information required by our Bylaws with respect to each matter the stockholder proposes to bring before the 2020 Annual Meeting.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Directions to Annual Meeting

Directions to the 2019 Annual Meeting of Stockholders, to be held at the Gaylord National Resort and Convention Center, 201 Waterfront Street, National Harbor, Maryland 20745, are set forth below:

From Points North or South via I-95 — Follow I-95 into the Washington, D.C. area and merge onto I-95/I-495 (Capital Beltway). Cross the Woodrow Wilson Bridge toward Maryland and continue to exit 2A toward National Harbor. Once on National Harbor property, turn right onto St. George Boulevard and follow signs to the Gaylord National Hotel and Convention Center.

By Order of the Board of Directors,

Dr. Wallace E. Boston, Jr.
President and Chief Executive Officer

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/09/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/09/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Eric C. Andersen	☐	☐	☐
1b. Wallace E. Boston, Jr.	☐	☐	☐
1c. Barbara G. Fast	☐	☐	☐
1d. Jean C. Halle	☐	☐	☐
1e. Barbara L. Kurshan	☐	☐	☐
1f. Timothy J. Landon	☐	☐	☐
1g. William G. Robinson, Jr	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000407989_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

AMERICAN PUBLIC EDUCATION, INC.
Annual Meeting of Stockholders
May 10, 2019 7:30 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Wallace E. Boston, Jr., Richard W. Sunderland, Jr., and Barbara G. Fast, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of AMERICAN PUBLIC EDUCATION, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 7:30 AM, EDT on May 10, 2019, at the Gaylord National Resort and Convention Center, 201 Waterfront Street, National Harbor, MD 20745, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000407989_2 R1.0.1.18

Continued and to be signed on reverse side